Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and Among

LIGHT & WONDER, INC.,

BERN MERGER SUB, INC.

and

SciPlay Corporation

Dated as of August 8, 2023

TABLE OF CONTENTS

Page

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Exhibits

Exhibit A	Form of Articles of Incorporation of the Surviving Corporation
Exhibit B	Form of Stockholder Written Consent

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THIS AGREEMENT AND PLAN OF MERGER, dated as of August 8, 2023 (this “Agreement”), is made by and among Light & Wonder, Inc., a Nevada corporation (“Parent”), Bern Merger Sub, Inc., a Nevada corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and SciPlay Corporation, a Nevada corporation (the “Company”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.

W I T N E S S E T H:

WHEREAS, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Laws of the State of Nevada, whereby, except as expressly provided in Section 3.1, (i) each share of Class A common stock, par value $0.001 per share, of the Company (the “Company Class A Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration and (ii) each share of Class B common stock, par value $0.001 per share, of the Company (the “Company Class B Common Stock” and, together with the Company Class A Common Stock, the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain in existence following the Effective Time as a share of Class B common stock, par value $0.001 per share, of the Surviving Corporation (the “Surviving Corporation Class B Common Stock”), but no holder thereof shall be entitled to receive any Merger Consideration therefor, and no consideration will be payable therefor in connection with the Merger;

WHEREAS, each Common Unit issued and outstanding immediately prior to the Effective Time shall be entitled, upon the election of the holder of such Common Unit, to be exchanged for the right to receive the Merger Consideration that is payable with respect to one share of Company Class A Common Stock;

WHEREAS, pursuant to NRS 78.125(1) and resolutions of the board of directors of the Company (the “Company Board”) heretofore adopted and currently in effect, the Company Board has granted to a special committee of the Company Board (the “Special Committee”) the power to, among other things, review and evaluate the terms and conditions of, and determine the advisability of, the Merger and any available alternatives thereto that the Special Committee deems appropriate, and recommend to the Company Board what action, if any, should be taken by the Company Board with respect to the Merger or any alternative thereto;

WHEREAS, the Special Committee has unanimously (i) determined that this Agreement, the Merger and the transactions contemplated hereby (the “Transactions”), are advisable and fair to, and in the best interests of, the Company and the holders of Company Common Stock (the “Company Stockholders”) (other than Parent and its Subsidiaries), (ii) declared advisable this Agreement, the Merger and the other Transactions and (iii) recommended that the Company Board (A) approve, adopt and declare advisable this Agreement, the Merger and the other Transactions, (B) direct the submission of this Agreement to the Company Stockholders for approval and (C) recommend that the Company Stockholders vote in favor of the approval of this Agreement, the Merger and the other Transactions;

WHEREAS, the Company Board has (acting, at least in part, based upon the receipt of such recommendation of the Special Committee) (i) determined that this Agreement, the Merger and the other Transactions are advisable and fair to, and in the best interests of, the Company and the Company Stockholders (other than Parent and its Subsidiaries), (ii) adopted and approved, pursuant to NRS 92A.120, and declared advisable this Agreement, the Merger and the other Transactions, (iii) directed the submission of this Agreement to the Company Stockholders for approval and (iv) recommended that the Company Stockholders vote in favor of the approval of this Agreement, the Merger and the other Transactions (the “Company Board Recommendation”);

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (i) determined that this Agreement, the Merger and the other Transactions are advisable and fair to and in the best interests of Parent and its stockholders and (ii) adopted and approved, pursuant to NRS 92A.120, this Agreement, the Merger and the other Transactions;

WHEREAS, the board of directors of Merger Sub has unanimously (i) determined that this Agreement, the Merger and the other Transactions are advisable and fair to and in the best interests of Merger Sub and its sole stockholder, (ii) adopted and approved, pursuant to NRS 92A.120, this Agreement, the Merger and the other Transactions and (iii) recommended that the sole stockholder of Merger Sub vote in favor of the approval of this Agreement, the Merger and the other Transactions;

WHEREAS, Parent, through the Principal Company Stockholders, holds all of the issued and outstanding shares of Company Class B Common Stock (and no shares of Company Class A Common Stock), representing a majority of the outstanding voting power of the issued and outstanding Company Common Stock;

WHEREAS, following the execution and delivery of this Agreement, the Principal Company Stockholders will execute and deliver an irrevocable written consent, substantially in the form attached hereto as Exhibit B, approving this Agreement, the Merger and the other Transactions (the “Stockholder Written Consent”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

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NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

Article I

DEFINITIONS

SECTION 1.1.       Definitions. Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement and as follows:

“Acquisition Proposal” shall have the meaning set forth in Section 6.6(d).

“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. Notwithstanding the foregoing, for purposes of this Agreement, neither the Company nor any Subsidiary of the Company shall be deemed to be an Affiliate of Parent or any other Affiliate of Parent, and neither Parent nor any of its Affiliates (excluding, for the avoidance of doubt, the Company and its Subsidiaries) shall be deemed to be an Affiliate of the Company or any Subsidiary of the Company.

“Agreement” shall have the meaning set forth in the Preamble.

“Articles of Merger” shall have the meaning set forth in Section 2.3.

“Average Parent Stock Price” shall mean the average of the volume weighted averages of the trading prices of Parent Common Stock on the NASDAQ (as reported on Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company), or, if the Parent Common Stock is not then listed on the NASDAQ, then the principal securities market on which the Parent Common Stock is then listed or quoted, on each of the ten (10) consecutive Trading Days ending on (and including) the Trading Day that is two (2) Trading Days prior to the date of this Agreement.

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 4.3(a).

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(c)(ii).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all commercial banking institutions in Las Vegas, Nevada or New York, New York are authorized or obligated by Law or executive order to close. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

“Bylaws” shall have the meaning set forth in Section 6.7(a).

“Capitalization Date” shall have the meaning set forth in Section 4.2(a).

“Certificates” shall have the meaning set forth in Section 3.1(c)(ii).

“Charter” shall have the meaning set forth in Section 6.7(a).

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“Code” shall mean United States Internal Revenue Code of 1986, as amended from time to time.

“Common Unit” shall have the meaning assigned thereto in the Charter.

“Company” shall have the meaning set forth in the Preamble.

“Company Benefit Plan” shall mean each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other plan, program, agreement, arrangement or policy relating to stock options, restricted stock, restricted stock units, phantom shares, stock purchases or other equity or equity-based compensation, deferred compensation, bonus, incentive, severance, change-in-control, retention, fringe benefits or other employment terms, compensation or employee benefits, including individual employment, consulting, change in control, retention and severance agreements, whether or not subject to ERISA, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or its Subsidiaries or otherwise providing for payments or benefits for or to any current or former employees, directors, officers or consultants of the Company or any of its Subsidiaries and/or their dependents, including, for purposes of clarification, the Company Plan, but excluding (a) any statutorily required plans contributed to by the Company or any of its Subsidiaries that are maintained by any non-United States Governmental Authority or other third party unrelated to the Company and its Subsidiaries or (b) any plans, programs, agreements, arrangements or policies that are maintained by Parent or any of its Subsidiaries.

“Company Board” shall have the meaning set forth in the Recitals.

“Company Board Recommendation” shall have the meaning set forth in the Recitals.

“Company Class A Common Stock” shall have the meaning set forth in the Recitals.

“Company Class B Common Stock” shall have the meaning set forth in the Recitals.

“Company Common Stock” shall have the meaning set forth in the Recitals.

“Company Disclosure Letter” shall mean the confidential disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company ESPP” shall mean the Company’s 2020 Employee Stock Purchase Plan.

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“Company Material Adverse Effect” shall mean any change, effect, development or circumstance which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that changes, effects, developments or circumstances to the extent resulting from, directly or indirectly, the following shall be excluded from the determination of Company Material Adverse Effect: (i) any change, effect, development or circumstance in any of the industries or markets in which the Company or its Subsidiaries operate; (ii) any change in any Law or GAAP (or changes in interpretations or enforcement of any Law or GAAP) applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; (iii) changes in general economic, regulatory or political conditions or the financial, credit or securities markets in general (including changes in interest or exchange rates, stock, bond and/or debt prices); (iv) any acts of God, natural disasters, earthquakes, hurricanes, terrorism, armed hostilities, war or any escalation or worsening thereof; (v) any epidemic, pandemic or disease outbreak (including COVID-19), or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof following the date of this Agreement; (vi) the negotiation, execution, announcement or consummation of this Agreement or the Transactions (including the impact of any of the foregoing on relationships with customers, suppliers, licensors, employees (including employee attrition) or regulators (including any Gaming Authority)), and any Proceeding arising therefrom or in connection therewith (provided that the provisions of this clause (vi) shall not apply to the representations and warranties set forth in Section 4.4); (vii) any action taken as expressly permitted or required by this Agreement, any action taken at the written direction of Parent or Merger Sub or any action taken as a result of Parent’s exercise of effective control over the Company (whether pursuant to the Company’s Organizational Documents, the intercompany services agreement between Parent and the Company or otherwise); or (viii) any changes in the market price or trading volume of the Company Common Stock, any changes in credit ratings or any failure (in and of itself) by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates, budgets, plans, forecasts or financial projections of its revenues, earnings or other financial performance or results of operations (but not excluding any change, effect, development or circumstance giving rise to any such change or failure to the extent such change, effect, development or circumstance is not otherwise excluded pursuant to this definition); but only to the extent, in the case of clauses (i), (ii), (iii), (iv) or (v), such change, effect, development or circumstance does not disproportionately impact the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries in which the Company or its Subsidiaries operate.

“Company Performance Award” shall mean each award, other than a Company Performance Restricted Stock Unit, that is denominated in cash and that converts into a Company Restricted Stock Unit following the achievement of one or more performance goals.

“Company Performance Restricted Stock Unit” shall mean each restricted stock unit or deferred stock unit granted pursuant to the Company Plan that is conditioned on the achievement of one or more performance goals.

“Company Plan” shall mean the Amended and Restated SciPlay Corporation Long-Term Incentive Plan, as it may be amended or restated from time to time.

“Company Preferred Stock” shall have the meaning set forth in Section 4.2(a).

“Company Restricted Stock Unit” shall mean each restricted stock unit or deferred stock unit granted pursuant to the Company Plan, excluding Company Performance Restricted Stock Units.

“Company Stockholders” shall have the meaning set forth in the Recitals.

“Company Subsidiary” shall have the meaning set forth in Section 4.1.

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“Confidentiality Agreement” shall mean the nondisclosure agreement, dated as of October 4, 2021, between the Company and Parent.

“Consent” shall have the meaning set forth in Section 4.4(b).

“Continuing Employees” shall have the meaning set forth in Section 6.9(a).

“Contract” shall mean any written contract, agreement, commitment, franchise, indenture, lease or license.

“COVID-19” shall mean the COVID-19 pandemic, including any evolutions or mutations of the COVID-19 disease, any “second” or “subsequent” waves and any further epidemics or pandemics arising therefrom.

“COVID-19 Measures” shall mean any quarantine, “shelter in place”, “stay at home”, workforce reduction (or any other measures affecting the compensation or benefits of the employees of the Company or any of its Subsidiaries), reduced capacity, social distancing, shut down, closure, sequester, safety or similar Law, directive or guidelines promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act, as may be amended, and the Families First Coronavirus Response Act, as may be amended.

“D&O Insurance” shall have the meaning set forth in Section 6.7(c).

“DTC” shall have the meaning set forth in Section 3.2(c)(ii)(A).

“EBITDA” shall mean, with respect to a Person, the net income of such Person (as determined in accordance with GAAP) before interest, taxes, depreciation and amortization.

“Effective Time” shall have the meaning set forth in Section 2.3.

“Equity Award Exchange Ratio” shall have the meaning set forth in Section 3.4(a)(i).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Excluded Shares” shall have the meaning set forth in Section 3.1(b).

“Final Purchase Date” shall have the meaning set forth in Section 3.4(b).

“GAAP” shall mean the United States generally accepted accounting principles, consistently applied.

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“Gaming Authority” shall mean any Governmental Authority with regulatory control or jurisdiction over the manufacture, sale, distribution or operation of gaming equipment or systems, the design, operation or distribution of internet gaming services or products, the ownership or operation of any current or contemplated casinos, or the ownership or conduct of online gaming products and services or other gaming activities and operations.

“Governmental Authority” shall mean any United States or foreign (whether national, federal, state, local or otherwise) or tribal government or any political subdivision thereof, or any governmental, regulatory, judicial or administrative authority, instrumentality, agency, board, bureau or commission, including any Gaming Authority.

“Indebtedness” shall mean, with respect to any Person, without duplication: (a) any obligations for borrowed money, (b) any obligations evidenced by bonds, notes, debentures, letters of credit or similar instruments, (c) any capital lease obligations, (d) any net obligations in respect of interest rate, currency or commodity swaps, collars, caps, hedges, futures contract, forward contract, option or other derivative instruments or arrangements and (e) any obligations to guarantee any of the foregoing types of obligations on behalf of any Person; provided, however, that, with respect to the Company, “Indebtedness” shall not be deemed to include any intercompany Indebtedness to the extent owing by the Company to any of its Subsidiaries, by a Subsidiary of the Company to the Company or by one Subsidiary of the Company to another Subsidiary of the Company.

“Indemnitee” shall mean (a) any individual who, on or prior to the Effective Time, was an officer, director, manager, member or employee of the Company or served on behalf of the Company as an officer, director, manager, member or employee of any of the Company’s Subsidiaries or Affiliates or any of their predecessors in their capacities as such and the heirs, executors, trustees, fiduciaries and administrators of such officer, director, manager, member or employee and (b) each other Person who at the Effective Time is, or at any time prior to the Effective Time was, indemnified or entitled to be indemnified by the Company or its Subsidiaries pursuant to the Organizational Documents of the Company and its Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification or advancement of expenses between the Company or any of its Subsidiaries and any such Person.

“Information Statement” shall have the meaning set forth in Section 6.3(a).

“Intellectual Property Rights” shall mean all intellectual property and other similar proprietary rights, whether registered or unregistered, including all U.S. and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, and any counterparts claiming priority therefrom, (ii) trademarks, service marks, logos, trade dress, trade names, corporate names and domain names, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable subject matter, (iv) rights in Software, (v) trade secrets and rights in other confidential information, including rights in ideas, know-how, inventions (whether patentable or unpatentable and whether or not reduced to practice), proprietary processes, formulae, models, and methodologies, (vi) all rights of publicity and other rights to use the names and likeness of individuals, (vii) rights in designs and (viii) all applications and registrations for the foregoing.

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“Intentional Breach” shall mean, with respect to any representation, warranty, agreement or covenant of a Party in this Agreement, an action or omission taken or omitted to be taken by such Party in material breach of such representation, warranty, agreement or covenant that the breaching Party intentionally takes (or fails to take) and with the actual knowledge that such action or omission would, or would reasonably be expected to, cause such material breach of such representation, warranty, agreement or covenant.

“Knowledge” shall mean (i) with respect to the Company, the actual knowledge of the individuals set forth in Section 1.1(a) of the Company Disclosure Letter after reasonable inquiry of the other executives and managers having primary responsibility for such matters and (ii) with respect to Parent or Merger Sub, the actual knowledge of the individuals set forth in Section 1.1(a) of the Parent Disclosure Letter after reasonable inquiry of the other executives and managers having primary responsibility for such matters.

“Law” shall mean any and all domestic (federal, state or local), tribal or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Lazard” shall have the meaning set forth in Section 4.7.

“Lease” shall mean any lease, sublease, sub-sublease, license and other agreement under which a Person leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property, including all material modifications, amendments, supplements, waivers and side letters thereto.

“Lien” shall mean liens (statutory or other), claims, mortgages, encumbrances, pledges, security interests, easements, rights-of-way, covenants, conditions, restrictions, options, rights of first offer or refusal, third party rights, limitations on voting rights, encroachments, title defects or charges of any kind or nature whatsoever, excluding restrictions imposed by securities Laws.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Closing” shall have the meaning set forth in Section 2.2.

“Merger Closing Date” shall have the meaning set forth in Section 2.2.

“Merger Consideration” shall have the meaning set forth in Section 3.1(c)(i).

“Merger Sub” shall have the meaning set forth in the Preamble.

“NASDAQ” shall mean the Nasdaq Global Select Market, or any successor exchange.

“NRS” shall mean the applicable provisions of the Nevada Revised Statutes.

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“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any suit or Proceeding by, before or with any Governmental Authority.

“Organizational Documents” shall mean (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or articles of organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation or partnership and the partnership agreement, and (d) with respect to any other Person, the organizational, constituent and/or governing documents and/or instruments of such Person.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Board” shall have the meaning set forth in the Recitals.

“Parent Common Stock” shall mean shares of common stock, par value $0.001 per share, of Parent.

“Parent Disclosure Letter” shall have the meaning set forth in the preamble to Article V.

“Parent Material Adverse Effect” shall mean any change, effect, development or circumstance that, individually or in the aggregate, prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

“Party” or “Parties” shall mean each of the Company, Parent and Merger Sub.

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Permitted Liens” shall mean, with respect to any Party, (a) any Lien for Taxes or utilities not yet due or delinquent and Liens for Taxes being contested in good faith or for which adequate accruals or reserves have been established on the financial statements of such Party (if such accruals or reserves are required pursuant to GAAP); (b) any zoning and other land use restrictions; (c) Liens that will be removed prior to or on the Merger Closing; (d) survey exceptions, utility easements, rights of way and similar agreements, easements, covenants, reservations, restrictions and Liens that are imposed by any Governmental Authority having jurisdiction thereon or by Law or otherwise or typical for the applicable property type and locality; provided, however, that such Liens do not, individually or in the aggregate, materially impair current occupancy, materially detract from the value of, or materially impair the present or continued use and operation of the affected asset (and excluding in all events any Liens securing the payment of money); (e) Liens disclosed on existing title reports or existing surveys provided to the other Parties; (f) Liens that would be shown on a title report, an accurate survey or a personal inspection of the property; provided, however, that such Liens do not, individually or in the aggregate, materially impair current occupancy, materially detract from the value of, or materially impair the present or continued use and operation of the affected asset (and excluding in all events any Liens securing the payment of money); (g) construction, mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the ordinary course of business consistent with past practice; provided, however, that the underlying obligations (i) are not yet due and payable or (ii) are being contested in good faith by appropriate proceeding; (h) rights of parties in possession pursuant to Leases disclosed to the other Parties; (i) licenses or other grants of rights to use Intellectual Property Rights; or (j) Liens which are set forth in any permits, licenses, governmental authorizations, registrations or approvals that have been made available to the other Parties.

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“Person” shall mean an individual, a corporation (including a non-for-profit corporation), general or limited partnership, limited liability company, unlimited liability company, joint venture, association, Governmental Authority, unincorporated organization, trust or any other entity of any kind or nature.

“Principal Company Stockholders” shall mean (i) LNW Social Holding Company I, LLC, a Nevada limited liability company and indirect wholly owned Subsidiary of Parent, to the extent and for so long as it holds shares of Company Class B Common Stock or Common Units, and (ii) any other wholly owned Subsidiary of Parent that may, following the date of this Agreement, hold shares of Company Class B Common Stock or Common Units in accordance with the terms hereof.

“Proceeding” shall mean a claim, suit, charge, complaint, action, inquiry, audit, examination, litigation, arbitration, mediation, proceeding or investigation, in each case of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial, arbitral or otherwise).

“Representatives” shall mean, with respect to any Person, any Subsidiary of such Person and such Person’s and each of its Subsidiaries’ directors (in their capacity as such), officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“Requisite Company Stockholder Approval” shall have the meaning set forth in Section 4.3(a).

“Restraints” shall have the meaning set forth in Section 7.1(b).

“Schedule 13E-3” shall have the meaning set forth in Section 6.3(a).

“SciPlay Parent Company” shall mean SciPlay Parent Company, LLC, a Nevada limited liability company.

“SciPlay Parent Operating Agreement” shall mean the Amended and Restated Operating Agreement of SciPlay Parent Company, LLC, dated as of May 2, 2019.

“SEC” shall mean the Securities and Exchange Commission.

“Secretary of State” shall mean the Secretary of State of the State of Nevada.

“Securities Act” shall mean the Securities Act of 1933, as amended.

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“Software” shall mean all computer software, programs (whether in source code, object code, human-readable form or other form), applications, algorithms, user interfaces, application programming interfaces, diagnostics, software development tools and kits, templates, menus, analytics and tracking tools, compilers, library functions, version control systems, operating system virtualization environments, databases and compilations, including data and collections of data, whether machine-readable or otherwise, technology supporting the foregoing, together with all boot, compilation, configuration, debugging, performance analysis and runtime files, libraries, data, documentation, including user manuals and training materials, related to any of the foregoing, and any cloud storage containing any of the foregoing.

“Solvent” shall mean, with respect to any Person and with respect to a particular date, that on such date: (i) the sum of the property and assets of such Person, at a fair valuation, exceeds the sum of its debts; (ii) the fair value of the property and assets of such Person exceeds the amount that will be required to pay such Person’s probable liabilities on its existing debts as they become absolute and mature; (iii) such Person does not have an unreasonably small amount of capital to carry on its business; and (iv) such Person will be able to pay its debts, liabilities or obligations, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” shall mean that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they mature.

“Special Committee” shall have the meaning set forth in the Recitals.

“Stockholder Written Consent” shall have the meaning set forth in the Recitals.

“Stockholder Written Consent Delivery Date” shall have the meaning set forth in Section 6.2.

“Subsidiary” of any Person shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other Subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity. Notwithstanding the foregoing, neither the Company nor any Subsidiary of the Company shall be deemed to be a Subsidiary of Parent or any other Subsidiary of Parent for purposes of this Agreement.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Surviving Corporation Class B Common Stock” shall have the meaning set forth in the Recitals.

“Tail Policies” shall have the meaning set for the in Section 6.7(c).

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“Takeover Statute” shall mean any “fair price”, “moratorium”, “interested stockholder”, “control share acquisition”, “business combination” or other anti-takeover Law or similar Law enacted under state or federal Law, including NRS 78.378 through 78.3793, inclusive, and NRS 78.411 through 78.444, inclusive.

“Tax” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Third Party” shall mean any Person or group other than Parent, Merger Sub and their respective Affiliates.

“Trading Day” shall mean a day on which shares of Parent Common Stock are traded on the NASDAQ or, if the Parent Common Stock is not then listed on the NASDAQ, then the principal securities market on which the Parent Common Stock is then listed or quoted.

“Transaction Litigation” shall have the meaning set forth in Section 6.8.

“Transactions” shall have the meaning set forth in the Recitals.

Article II

THE MERGER

SECTION 2.1.       The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the NRS, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence under the name “SciPlay Corporation” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Nevada.

SECTION 2.2.       Merger Closing. The closing of the Merger (the “Merger Closing”) will be effectuated electronically (a) at 9:00 a.m., Las Vegas time, on the second (2nd) Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) or (b) at such other time or date as agreed to in writing by the Parties. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date.”

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SECTION 2.3.       Effective Time. Subject to the provisions of this Agreement, as promptly as reasonably practicable on the Merger Closing Date, the Parties shall cause the articles of merger with respect to the Merger, in such form as is required by, and executed in accordance with, the NRS (the “Articles of Merger”), to be filed with the Secretary of State, and the Parties shall make all other filings, recordings or publications required under the NRS in connection with the Merger. The Merger shall become effective on such date and time as the Articles of Merger are duly filed with and accepted by the Secretary of State or at such later date and time as permitted under the NRS and as Parent and the Company shall agree and specify in the Articles of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

SECTION 2.4.       Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the NRS. Without limiting the generality of the foregoing but subject thereto, by virtue of the Merger and without further act or deed, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

SECTION 2.5.       Articles of Incorporation and Bylaws of the Surviving Corporation. Subject to Section 6.7, at the Effective Time, (a) the articles of incorporation of the Surviving Corporation shall be amended and restated in their entirety to read as set forth on Exhibit A attached hereto and (b) the bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that references therein to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation), in each case, until thereafter amended in accordance with applicable Law and the articles of incorporation and bylaws of the Surviving Corporation.

SECTION 2.6.       Board of Directors. Subject to applicable Law, each Party shall take all necessary action to ensure that the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of all of the directors of Merger Sub immediately prior to the Effective Time, each to serve in such capacity until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, incapacitation, retirement, resignation or removal in accordance with applicable Law and the articles of incorporation and bylaws of the Surviving Corporation.

SECTION 2.7.       Officers. The officers of the Company as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of and immediately following the Effective Time, each to serve in such capacity until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, incapacitation, retirement, resignation or removal in accordance with applicable Law and the articles of incorporation and bylaws of the Surviving Corporation.

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Article III

EFFECT OF THE MERGER ON CAPITAL STOCK;
EXCHANGE OF CERTIFICATES; EQUITY AWARDS

SECTION 3.1.       Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holders of any securities of Parent, the Company or Merger Sub:

(a)            Cancellation of Treasury Stock. Each share of Company Common Stock held by the Company as treasury stock immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b)            Treatment of Class B Common Stock and Certain Other Stock. (i) Each share of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time shall remain in existence following the Effective Time as a share of Surviving Corporation Class B Common Stock, but no holder thereof shall be entitled to receive any Merger Consideration therefor, and no other consideration or payment shall be delivered in exchange therefor or in respect thereof in connection with the Merger, and (ii) each share of Company Class A Common Stock held by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent as of immediately prior to the Effective Time not held on behalf of third parties shall automatically be cancelled and shall cease to exist, no holder thereof shall be entitled to receive any Merger Consideration therefor, and no other consideration or payment shall be delivered in exchange therefor or in respect thereof (the Company Common Stock described in Section 3.1(a) and clauses (i) and (ii) of this Section 3.1(b), collectively, the “Excluded Shares”).

(c)            Conversion of Company Class A Common Stock.

(i)            Each share of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) shall be converted automatically into the right to receive $22.95 in cash, without interest (the “Merger Consideration”).

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(ii)            Each share of Company Class A Common Stock to be converted into the right to receive the Merger Consideration as provided in Section 3.1(c)(i) shall, by virtue of the Merger and without any action on the part of the holders thereof, no longer be outstanding and shall be automatically cancelled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Class A Common Stock shall cease to have any rights with respect to such Company Class A Common Stock other than the right to receive, upon surrender of such Certificates (or affidavits of loss in lieu thereof in accordance with Section 3.5) or Book-Entry Shares in accordance with Article III, the Merger Consideration, without interest thereon, in accordance with the procedures set forth in Article III. Pursuant to Section 3.2(c)(ii)(C), holders of Book-Entry Shares shall have the right to receive, in accordance with Section 3.2, such Merger Consideration without any requirement to deliver the Certificates or a letter of transmittal.

(d)            Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of Class A common stock, par value $0.001 per share, of the Surviving Corporation, and such share of Class A common stock of the Surviving Corporation resulting from the conversion of shares of common stock of Merger Sub pursuant to this Section 3.1(d), together with shares of Company Class B Common Stock remaining in existence following the Effective Time as shares of Surviving Corporation Class B Common Stock pursuant to Section 3.1(b)(i), shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time.

(e)            Equitable Adjustment. Notwithstanding anything in this Agreement to the contrary, if, at any time during the period between the date of this Agreement and the earlier of the Effective Time and termination of this Agreement in accordance with Article VIII, any change in the issued and outstanding shares of Company Common Stock, or securities convertible into or exchangeable into or exercisable for shares of Company Common Stock, shall occur as a result of any reclassification, recapitalization or stock split (including a reverse stock split), any subdivision, combination, exchange or readjustment of shares, any stock dividend or stock distribution with a record date during such period, any merger or issuer tender or any other similar transaction, the Merger Consideration and any other similarly dependent item shall be equitably adjusted, without duplication, to reflect such change to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 3.1(e) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement or to prevent Parent or Merger Sub from exercising any remedies that may be available to them as a result of any such change.

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SECTION 3.2.       Exchange of Certificates.

(a)            Designation of Paying Agent; Deposit of Exchange Fund. Prior to the Effective Time, Parent shall designate a bank or trust company, the identity and the terms of appointment of which shall be reasonably acceptable to the Company (the “Paying Agent”), it being agreed by the parties that American Stock Transfer & Trust Company, LLC is acceptable, for the payment of the Merger Consideration, as provided in this Article III and, in connection therewith, prior to the Effective Time, Parent shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Company Class A Common Stock outstanding immediately prior to the Effective Time (other than holders of the Excluded Shares), for payment of the Merger Consideration, cash constituting an amount sufficient to pay the aggregate Merger Consideration payable under Section 3.1(c)(i) (such aggregate cash amount deposited with the Paying Agent, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.2(c), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. Nothing contained in this Section 3.2(a) and no investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of shares of Company Class A Common Stock to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article III. Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of shares of Company Class A Common Stock that were converted pursuant to Section 3.1(c)(i) and (ii) applied promptly to making the payments pursuant to Section 3.1(c)(i). The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement.

(b)            As promptly as practicable following the Effective Time and in any event not later than the second (2nd) Business Day thereafter, Parent shall cause the Paying Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate (other than Certificates representing Excluded Shares) that immediately prior to the Effective Time represented outstanding shares of Company Class A Common Stock that were converted pursuant to Section 3.1(c)(i) (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates (or affidavit of loss in lieu thereof) in exchange for the Merger Consideration, as provided in Section 3.1(c)(i), the form and substance of which letter of transmittal and instruction shall be as reasonably agreed by the Company and Parent and prepared prior to the Merger Closing Date.

(c)            Surrender Procedures.

(i)            Certificates. Following the Effective Time, upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor and Parent shall cause the Paying Agent to pay in exchange therefor, as promptly as practicable, the Merger Consideration that such holder is entitled to receive pursuant to Section 3.1(c)(i), and the Certificates surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Class A Common Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration, as provided in Section 3.1(c)(i), may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and presented to the Paying Agent (and accompanied by all documents reasonably required by the Paying Agent) and the Person requesting such payment shall pay, or cause to be paid, any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Paying Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2(c), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, as provided by this Article III, theretofore represented by such Certificate.

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(ii)           Book-Entry Shares.

(A)          With respect to Book-Entry Shares not held through the Depository Trust Company (“DTC”), as promptly as reasonably practicable after the Effective Time, and in any event not later than the second (2nd) Business Day thereafter, Parent shall cause the Paying Agent to mail to the holder of record of such Book-Entry Shares (x) a notice advising such holders of the effectiveness of the Merger and (y) a check in the amount (after giving effect to any required withholdings under applicable Tax Law as provided in Section 3.6) of the sum of the Merger Consideration that such holder is entitled to receive pursuant to Section 3.1(c)(i) and any unpaid dividends or other distributions that such holder has the right to receive pursuant to this Article III.

(B)          With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent and DTC to ensure that the Paying Agent will transmit to DTC or its nominees, as soon as reasonably practicable after the Effective Time, upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration to be paid pursuant to this Article III.

(C)          Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 3.1(c)(i). With respect to Book-Entry Shares, payment of the Merger Consideration pursuant to this Article III shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of the Company as of the Effective Time.

(iii)            No Interest. No interest will be paid or accrued on any amount payable for shares of Company Class A Common Stock pursuant to this Article III.

(d)            Termination of Exchange Fund. Any portion of the Exchange Fund which remains unclaimed by the applicable holders of Company Class A Common Stock one year after the Effective Time shall be delivered to Parent, upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of their claims for the Merger Consideration that such holder is entitled to receive pursuant to Section 3.1(c)(i).

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(e)            No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any portion of the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any amounts remain unclaimed by the applicable holders of Company Class A Common Stock at such time at which such amounts would otherwise escheat to or become the property of any Governmental Authority, such amounts shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f)            Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Class A Common Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.

SECTION 3.3.       Common Units. At the Effective Time, in accordance with Section (F) of Article VI of the Charter and Section 11.01 of SciPlay Parent Operating Agreement and subject to Section 6.15, each holder of a Common Unit issued and outstanding immediately prior to the Effective Time shall be entitled, upon the election of such holder exercisable not later than ten (10) Business Days after the Effective Time, to exchange each such Common Unit for the Merger Consideration that is payable with respect to one share of Company Class A Common Stock as provided in Section 3.1(c).

SECTION 3.4.       Equity Awards; Employee Stock Purchase Plan.

(a)            Treatment of Company Performance Restricted Stock Units; Company Restricted Stock Units.

(i)            Company Performance Restricted Stock Units. At the Effective Time, each Company Performance Restricted Stock Unit that is outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be converted into a performance restricted stock unit award denominated in shares of Parent Common Stock on the same terms and conditions as were applicable to such Company Performance Restricted Stock Unit immediately prior to the Effective Time (including with respect to vesting and timing of payment, including that the performance-based vesting conditions shall continue to be based on the performance of the business and operations of the Company, subject to the terms set forth on Section 3.4(a)(i) of the Company Disclosure Schedule), with respect to a target number of shares of Parent Common Stock determined by multiplying (x) the target number of shares of Company Class A Common Stock subject to such Company Performance Restricted Stock Unit by (y) the Equity Award Exchange Ratio, and rounding the resulting number up to the nearest whole number of shares of Parent Common Stock. For purposes of this Agreement, “Equity Award Exchange Ratio” shall mean a fraction, (1) the numerator of which is the Merger Consideration and (2) the denominator of which is the Average Parent Stock Price.

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(ii)           Company Restricted Stock Units. At the Effective Time, each Company Restricted Stock Unit that is outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, (A) if granted to a non-employee member of the Company Board, be cancelled and shall only entitle the holder of such Company Restricted Stock Unit to receive (without interest), as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) Business Days after the Effective Time (or on such later date if required to comply with Section 409A of the Code)) an amount in cash equal to the product determined by multiplying (x) the number of shares of Company Class A Common Stock subject to such Company Restricted Stock Unit immediately prior to the Effective Time by (y) the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment, and (B) if not granted to an individual described in clause (A), be converted into a restricted stock unit award denominated in shares of Parent Common Stock on the same terms and conditions as were applicable to such Company Restricted Stock Unit immediately prior to the Effective Time (including with respect to vesting and timing of payment), with respect to a number of shares of Parent Common Stock determined by multiplying (x) the number of shares of Company Class A Common Stock subject to such Company Restricted Stock Unit immediately prior to the Effective Time by (y) the Equity Award Exchange Ratio, and rounding the resulting number up to the nearest whole number of shares of Parent Common Stock.

(iii)          Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Plan) will adopt any resolutions and take any actions that are necessary or appropriate to give effect to this Section 3.4(a). The Company shall take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other equity interests of the Company to any Person pursuant to or in settlement of Company Performance Restricted Stock Units or Company Restricted Stock Units. Promptly following the Effective Time, Parent shall file a registration statement on Form S-8, or utilize a pre-existing registration statement on Form S-8, with respect to the Parent Common Stock subject to the converted Company Performance Restricted Stock Units and the converted Company Restricted Stock Units, as required under the Securities Act.

(iv)          Parent shall, or shall cause Merger Sub or the Company to, pay through the Company’s payroll any cash amounts payable pursuant to this Section 3.4(a) held by current or former employees of the Company or its Subsidiaries (net of any withholding Taxes required to be deducted and withheld by applicable Law); provided that to the extent the holder of a Company Performance Restricted Stock Unit or a Company Restricted Stock Unit, as applicable, is not, and was not at any time during the vesting period of a Company Performance Restricted Stock Unit or a Company Restricted Stock Unit, as applicable, an employee of the Company or any of its Subsidiaries for employment Tax purposes, Parent, at its election, shall pay, or cause to be paid, the amounts payable pursuant to this Section 3.4(a) in (x) the manner described in Section 3.2 or (y) in the same manner as utilized by the Company in making other payments that are not compensation for employment Tax purposes to such persons.

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(b)           Treatment of Employee Stock Purchase Plan. As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Company Board or a committee thereof and, if appropriate, amending the terms of the Company ESPP) that may be necessary or required under the Company ESPP and applicable Laws and appropriate to ensure that (i) the offering period in effect on the date hereof under the Company ESPP ends no later than the tenth (10th) day preceding the Effective Time (the “Final Purchase Date”), (ii) no new purchase or offering period under the Company ESPP commences on or following the date hereof, (iii) participation in the offering period in effect on the date hereof shall be limited to those eligible employees who are participants on the date of this Agreement (and the Company shall ensure that such participants may not increase their payroll deductions or purchase elections from those in effect immediately prior to the date of this Agreement), (iv) the applicable purchase price for shares of Company Common Stock shall not be decreased below the levels set forth in the Company ESPP as of the date of this Agreement and (v) as of the Effective Time, the Company ESPP shall terminate in its entirety and no further rights shall be granted or exercised under the Company ESPP thereafter. The Company shall (if necessary) notify each participant in writing, at least ten (10) days prior to the Final Purchase Date, that the then-current purchase date for the participant’s option under the Company ESPP has been changed to the Final Purchase Date and that the participant’s option shall be exercised automatically on the Final Purchase Date, unless prior to such date the participant withdraws from the then-current offering period. On the Final Purchase Date, the Company shall apply all funds credited as of such date under such Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP.

SECTION 3.5.       Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit in form and substance reasonably acceptable to the Paying Agent of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such customary and reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, as provided in this Article III, in respect thereof.

SECTION 3.6.       Withholdings. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Law; provided, that Parent shall provide timely notice to the affected Persons of its intention to withhold, setting forth in such notice sufficient detail the legal grounds therefor and shall reasonably cooperate with the applicable Persons to reduce such withholding. To the extent that amounts are so withheld, such withheld amounts shall be (i) timely remitted by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

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SECTION 3.7.       Transfers; No Further Ownership Rights. The Merger Consideration paid upon the surrender of and in exchange for shares of Company Class A Common Stock (other than the Excluded Shares) in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all ownership rights pertaining to such Company Class A Common Stock, and at the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no registration of transfers on the stock transfer books of the Surviving Corporation of the equity interests of the Company that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of shares of Company Class A Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 3.2(d), if Certificates are presented to the Surviving Corporation or Parent for purported transfer following the Effective Time, they shall be cancelled against delivery of the Merger Consideration, as provided in Section 3.1(c)(i), for each share of Company Common Stock formerly represented by such Certificates.

SECTION 3.8.       No Appraisal Rights. Pursuant to NRS 92A.390, no holder of any shares of Company Class A Common Stock shall have or be entitled to assert appraisal or dissenter’s rights as a result of or in connection with the Agreement, the Merger and the other Transactions.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) and to the extent disclosed in any form, report, schedule, statement or other document (including all amendments thereto) filed with, or furnished to, the SEC by the Company and publicly available prior to the date hereof (but excluding any forward-looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward-looking statements, any other disclosures included in any such form, report, schedule, statement or other document to the extent they are predictive or forward-looking in nature, but including any factual information contained in such sections, statements or disclosures); provided that in no event shall any disclosure in any such form, report, schedule, statement or other document qualify or limit the representations and warranties of the Company set forth in Sections 4.2, 4.3, 4.7 or 4.8, or (ii) disclosed in the corresponding section of the Company Disclosure Letter (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to be disclosure with respect to, and shall apply to and qualify, the section or subsection of this Agreement to which it corresponds in number, and whether or not an explicit reference or cross-reference is made, each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information, item or matter is relevant to such other section or subsection), the Company hereby represents and warrants to Parent and Merger Sub as follows:

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SECTION 4.1.       Organization and Qualification; Subsidiaries. The Company and each of its Subsidiaries (each, a “Company Subsidiary”) is duly organized or formed, validly existing and (to the extent applicable) in good standing, under the laws of its jurisdiction of organization or formation (in the case of good standing, to the extent such jurisdiction recognizes such concept), has the requisite corporate or similar entity power and authority to conduct its business as it is now being conducted, except where the failure to be (to the extent applicable) in good standing or to have such power and authority would not constitute a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign entity to do business in each jurisdiction in which the ownership or leasing of its properties or where the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not constitute a Company Material Adverse Effect or prevent or materially impair or delay the ability of the Company to perform its obligations hereunder or consummate the Transactions.

SECTION 4.2.       Capitalization; Subsidiaries.

(a)            As of the date hereof, the authorized capital stock of the Company consists of 625,000,000 shares of Company Class A Common Stock, 130,000,000 shares of Company Class B Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share, of the Company (the “Company Preferred Stock”). At the close of business on August 3, 2023 (the “Capitalization Date”), (i) 21,218,896 shares of Company Class A Common Stock were issued and outstanding, (ii) 1,605,382 shares of Company Class A Common Stock were subject to outstanding Company Restricted Stock Units, (iii) 212,105 shares of Company Class A Common Stock were subject to outstanding Company Performance Restricted Stock Units (assuming the achievement of applicable performance goals at the target level), (iv) 3,179,030 shares of Company Class A Common Stock were available for issuance for awards not yet granted under the Company Plan, (v) 103,547,021 shares of Company Class B Common Stock were issued and outstanding and (vi) no shares of Company Preferred Stock were issued or outstanding. Except as set forth above or in connection with the conversion of any Common Units, at the close of business on the Capitalization Date, no shares of capital stock of, or other equity, voting or ownership interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company, and all such shares that may be issued prior to the Merger Closing Date will be, when issued, duly authorized, validly issued, fully paid and non-assessable.

(b)            Except as set forth in this Section 4.2(b), the Common Units and as expressly permitted under Section 6.1, there are no rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, shares of Company Class A Common Stock or the capital stock or other securities of the Company or any Company Subsidiaries or any securities or obligations convertible into, or exchangeable or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any shares of Company Class A Common Stock or any securities of the Company or any Company Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. All of the outstanding shares of capital stock of, or other equity, voting or ownership interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and, except as would not be material to the Company and its Subsidiaries, taken as a whole, are legally and beneficially owned by the Company or one or more wholly-owned Company Subsidiaries, free and clear of all Liens (except for Permitted Liens) and free and clear of any other restriction (including any restriction on the right to vote, sell or dispose of such capital stock or other equity, voting or ownership interests), except for restrictions imposed by applicable securities Laws.

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SECTION 4.3.       Authority Relative to Agreement.

(a)            The Company has all necessary corporate power and authority to, and has taken all corporate action necessary to, execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger and the other Transactions, subject to the adoption of this Agreement and the approval of this Agreement, the Merger and the other Transactions by the affirmative vote (at a meeting or by written consent) of holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon, voting together as a single class (the “Requisite Company Stockholder Approval”) and the filing of the Articles of Merger with the Secretary of State. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited in each case by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles, whether considered in a proceeding at law or in equity (collectively, the “Bankruptcy and Equity Exception”)).

(b)            The Special Committee has been duly authorized and constituted and has unanimously (i) determined that this Agreement, the Merger and the other Transactions are advisable and fair to, and in the best interests of, the Company and Company Stockholders (other than Parent and its Subsidiaries), (ii) declared advisable this Agreement, the Merger and the other Transactions and (iii) recommended that the Company Board (A) approve, adopt and declare advisable this Agreement, the Merger and the other Transactions, (B) direct the submission of this Agreement to the Company Stockholders for approval and (C) recommend that the Company Stockholders vote in favor of the approval of this Agreement, the Merger and the other Transactions.

(c)            The Company Board has (acting, at least in part, based upon the receipt of such recommendation of the Special Committee) (i) determined that this Agreement, the Merger and the other Transactions are advisable and fair to, and in the best interests of, the Company Stockholders (other than Parent and its Subsidiaries), (ii) adopted and approved, pursuant to NRS 92A.120, and declared advisable this Agreement, the Merger and the other Transactions, (iii) directed the submission of this Agreement to the Company Stockholders for approval and (iv) resolved to make the Company Board Recommendation.

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SECTION 4.4.       No Conflict; Required Filings and Consents.

(a)            None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or the other Transactions, or the Company’s performance of its obligations hereunder will (i) subject to obtaining the Requisite Company Stockholder Approval, conflict with or violate the Charter or the Bylaws or (ii) assuming the consents, registrations, declarations, filings, notices, approvals, authorizations, permits, notifications and waivers specified in Section 4.4(b) have been obtained or made and the waiting periods referred to therein have expired, and any condition precedent to such consent, registration, declaration, filing, notice, approval, authorization, permit, notification or waiver has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, other than, in the case of clause (ii), any such violation, breach, default, right, termination, amendment, acceleration, cancellation or Lien that would not constitute a Company Material Adverse Effect or reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay the Company’s or any of its Subsidiary’s ability to perform or comply with its obligations under this Agreement or consummate the Transactions.

(b)            Assuming the representations and warranties set forth in Section 5.5 are true and correct, other than (i) the Exchange Act or the Securities Act, as applicable, (ii) pursuant to the NRS, (iii) required to be made with or by NASDAQ and (iv) under any applicable state securities or blue-sky laws, no consent, approval, or authorization, waiver or permit (each, a “Consent” and collectively, “Consents”) of or from, or registration, declaration, notice or filing with or notification to any Governmental Authority or the expiry of any related waiting period is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the Transactions, except such other Consents, registration, declaration, notice or filing that the failure of which to have, make or obtain, as applicable, would not constitute a Company Material Adverse Effect or reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay the Company’s or any of its Subsidiary’s ability to perform or comply with its obligations under this Agreement or consummate the Transactions.

SECTION 4.5.       Absence of Certain Changes or Events. (a) Since March 31, 2023 there has not been any change, effect, development or circumstance that has or would constitute a Company Material Adverse Effect, and (b) since March 31, 2023 and to the date of this Agreement, except for matters in connection with the Transactions or taken by the Company to the Knowledge of Parent, the Company and its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice.

SECTION 4.6.       Absence of Litigation. Except with respect to this Agreement and the Transactions or in connection with disputes between the Company, any of its Subsidiaries or any of their respective Affiliates, on the one hand, and any of Parent, Merger Sub or their respective Subsidiaries or Affiliates, on the other hand, there is no Proceeding pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of their respective directors or officers (in their capacities as such) or any of their respective assets, in either case, that has had, or would constitute, a Company Material Adverse Effect or reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay the Company’s or any of its Subsidiary’s ability to perform or comply with its obligations under this Agreement or consummate the Transactions.

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SECTION 4.7.       Opinion of Financial Advisor. The Special Committee has received the opinion of Lazard Frères & Co. LLC (“Lazard”) on or prior to the date of this Agreement, to the effect that, as of such date and subject to the assumptions and qualifications set forth therein, the Merger Consideration to be paid to holders of Company Class A Common Stock is fair, from a financial point of view, to such holders of Company Class A Common Stock (other than holders of Excluded Shares).

SECTION 4.8.       Brokers. No broker, finder or investment banker (other than Lazard) is entitled to any broker’s, finder’s or other fee or commission from the Company or any of its Subsidiaries in connection with the Transactions based upon any agreement entered into by or on behalf of the Special Committee.

SECTION 4.9.       No Dissenter’s Rights. Neither the Charter nor any resolution of the Company Board provides or will provide for any rights of dissent or appraisal in respect of this Agreement, the Merger or the other Transactions to any holder of the Company Class A Common Stock.

SECTION 4.10.     No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV, none of the Company or any of its Affiliates nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to each of Parent and Merger Sub or their respective Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts of other material made available to Parent, Merger Sub or their Representatives or Affiliates, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV. Except with respect to the representations and warranties of Parent and Merger Sub expressly set forth in Article V, there is and has been no reliance by the Company, its Affiliates or any of their respective Representatives on any express or implied representation or warranty of Parent or Merger Sub in determining to enter into this Agreement.

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Article V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the corresponding section of the separate disclosure letter which has been delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to be disclosure with respect to, and shall apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information, item or matter is relevant to such other section or subsection), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

SECTION 5.1.       Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is a corporation duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of incorporation (in the case of good standing, to the extent such jurisdiction recognizes such concept), has the requisite corporate power and authority to conduct its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed as a foreign entity to do business in each jurisdiction in which the ownership or leasing of its properties or where the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not constitute a Parent Material Adverse Effect.

SECTION 5.2.       Principal Company Stockholders. Parent owns, directly or indirectly, all right, title and interest in and to, all outstanding equity interests of the Principal Company Stockholders. The Principal Company Stockholders hold all of the issued and outstanding shares of Company Class B Common Stock held directly or indirectly by Parent or its Subsidiaries. The Principal Company Stockholders hold all of the issued and outstanding Common Units.

SECTION 5.3.       Ownership of Company Common Stock. None of Parent, Merger Sub nor any of their respective Affiliates beneficially owns any shares of Company Class A Common Stock.

SECTION 5.4.       Authority Relative to Agreement.

(a)            Each of Parent and Merger Sub has all necessary corporate power and authority to, and has taken all corporate action necessary (and, with respect to Merger Sub, its sole stockholder has taken such action) to, execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger and the other Transactions, subject to the filing of the Articles of Merger with the Secretary of State. Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except, in each case, as enforcement may be limited by the Bankruptcy and Equity Exception.

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(b)            The Parent Board has unanimously (i) determined that this Agreement, the Merger and the other Transactions are advisable and fair to and in the best interests of Parent and its stockholders and (ii) adopted and approved, pursuant to NRS 92A.120, this Agreement, the Merger and the other Transactions.

(c)            The board of directors of Merger Sub has unanimously (i) determined that this Agreement, the Merger and the other Transactions are advisable and fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) adopted and approved, pursuant to NRS 92A.120, this Agreement, the Merger and the other Transactions and (iii) recommended that the sole stockholder of Merger Sub vote in favor of the approval of this Agreement, the Merger and the other Transactions.

(d)            No Takeover Statutes apply or will apply to Parent or Merger Sub pursuant to this Agreement or the Transactions.

SECTION 5.5.       No Conflict; Required Filings and Consents. (a) None of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent or Merger Sub of the Merger and the other Transactions, or performance of their obligations hereunder will (i) conflict with or violate Parent’s or Merger Sub’s Organizational Documents or (ii) assuming the consents, registrations, declarations, filings, notices, approvals, authorizations, permits and notifications specified in Section 5.5(b) have been obtained or made and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to Parent or Merger Sub, other than, in the case of both clauses (i) and (ii), any such violation, breach, default, right, termination, amendment, acceleration, cancellation or Lien that would not constitute a Parent Material Adverse Effect.

(b)            Other than the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations (i) under the Exchange Act or the Securities Act, as applicable, (ii) pursuant to the NRS and (iii) required to be made with or by NASDAQ, no Consents of or from, or registration, declaration, notice or filing with or notification to any Governmental Authority or the expiry of any related waiting period is required to be obtained or made by or with respect to Parent and Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation of the Transactions, except such other Consents, registration, declaration, notice or filing that the failure of which to have, make or obtain, as applicable, would not constitute a Parent Material Adverse Effect.

SECTION 5.6.       Absence of Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Parent, threatened, against Parent or any of its Subsidiaries, including Merger Sub, or any director or officer of Parent or any of its Subsidiaries, including Merger Sub, (in their capacities as such) or any of their respective assets, in either case, that has had, or would constitute, a Parent Material Adverse Effect.

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SECTION 5.7.       Capitalization and Operation of Merger Sub. As of the date of this Agreement, the authorized share capital of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, 100 of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent or one or more wholly-owned Subsidiaries of Parent free and clear of all Liens. Merger Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other Transactions.

SECTION 5.8.       Financial Ability to Perform. At the Merger Closing Date, after giving effect to any financing obtained by Parent or Merger Sub at or prior to the Merger Closing Date, Parent and Merger Sub will have or have access to cash and cash equivalents sufficient as and when needed pursuant to the terms of this Agreement to enable it to consummate the Transactions, including payment of all amounts required to be paid by Parent or Merger Sub pursuant to this Agreement and pay all expenses required to be paid by Parent or Merger Sub in connection with the Transactions.

SECTION 5.9.       No Financing Condition. The obligations of Parent and Merger Sub to consummate the Transactions are not conditioned upon or otherwise contingent upon Parent, Merger Sub or any Affiliate thereof obtaining any financing to fund the Transactions (including any distribution of cash or other property from the Company or any of its Subsidiaries), and the obtaining of any such financing or distribution is not a condition to the Merger Closing.

SECTION 5.10.     Solvency. After giving effect to the Merger Closing and the other Transactions (including the payment of all amounts required to be paid in connection therewith and the payment of any related fees and expenses, at and immediately after the Merger Closing) and assuming the accuracy of the representations and warranties set forth in Article IV, Parent and its Subsidiaries and the Surviving Corporation and its Subsidiaries will be Solvent, and neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries or any other Person.

SECTION 5.11.     No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article V, none of Parent, Merger Sub or any of their respective Affiliates nor any other Person on behalf of any of them makes any express or implied representation or warranty with respect to Parent, Merger Sub or their respective businesses or with respect to any other information provided, or made available, to the Company or any of its Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof. Without limiting the foregoing, none of Parent, Merger Sub nor any other Person will have or be subject to any liability or other obligation to the Company or its Representatives or Affiliates or any other Person resulting from the Company’s or its Representatives’ or Affiliates’ use of any information, documents, projections, forecasts of other material made available to the Company or its Representatives or Affiliates, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Company or its respective Representatives or in any other form in connection with the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article V. Except with respect to the representations and warranties of the Company expressly set forth in Article IV, there is and has been no reliance by Parent, Merger Sub, any of their respective Affiliates or any of their respective Representatives on any express or implied representation or warranty of the Company or any of its Affiliates in determining to enter into this Agreement.

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Article VI

COVENANTS AND AGREEMENTS

SECTION 6.1.       Conduct of Business by the Company Pending the Merger.

(a)            Between the date of this Agreement and the earliest to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (1) as may be required by applicable Law, judgment or a Governmental Authority (including in response to COVID-19 or any applicable COVID-19 Measures), (2) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as required or expressly permitted or contemplated by this Agreement, or (4) as set forth in Section 6.1 of the Company Disclosure Letter, (x) the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to carry on its business in all material respects in the ordinary course of business and to preserve substantially intact its current business organizations; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by any provision in this Section 6.1 shall be deemed a breach of clause (x) unless such action would constitute a breach of such specific provision, and (y) without limiting the generality of the foregoing, except as required by applicable Law, judgment or a Governmental Authority (including in response to COVID-19 or any applicable COVID-19 Measures), as required or expressly permitted by this Agreement or as set forth in Section 6.1 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 8.1), unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit any of its Subsidiaries to:

(i)            amend or otherwise change the Charter or the Bylaws (or, in any material respect, such equivalent organizational or governing documents of any of the Subsidiaries of the Company);

(ii)           except as required by the Organizational Documents of the Company, issue, sell, pledge, dispose, encumber or grant any shares of capital stock of the Company (including, for the avoidance of doubt, Company Common Stock) or capital stock or other equity interests of any of its Subsidiaries, securities convertible or exchangeable into or exercisable for any such shares of capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any, or rights settled in cash or other property based in whole or in part on the value of, such shares of capital stock or other equity interests or such convertible or exchangeable securities, other than (A) any such transaction or action by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company, or (B) the issuance of shares of such capital stock, other equity interests or convertible or exchangeable securities in respect of the vesting and settlement of Company Restricted Stock Units or Company Performance Restricted Stock Units outstanding as of the date of this Agreement, in each case, to the extent required under their terms and, as applicable, the Company Benefit Plans in effect on the date of this Agreement or (C) the issuance of shares of such capital stock, other equity interests or convertible or exchangeable securities in respect of Company Restricted Stock Units or Company Performance Restricted Stock Units granted after the date of this Agreement not in violation of this Agreement;

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(iii)          (A) declare, authorize, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by any Company Subsidiary to its applicable parent, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue, propose or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, from any third party, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities thereof convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (x) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to Company Performance Restricted Stock Units or Company Restricted Stock Units granted pursuant to the Company Plan or Company Performance Awards and (y) the acquisition by the Company of a Company Performance Restricted Stock Unit or Company Restricted Stock Unit granted pursuant to the Company Plan or Company Performance Award in connection with the forfeiture of such Company Performance Restricted Stock Unit, Company Restricted Stock Unit or Company Performance Award, as applicable;

(iv)          except as required pursuant to the terms of any Company Benefit Plan in effect as of the date hereof, (A) accelerate the vesting, funding or payment of compensation or benefits under any Company Benefit Plan or otherwise, (B) grant to any executive officer of the Company or any direct report of the Chief Executive Officer of the Company (collectively, the “Covered Employees”) any increase in compensation, bonus, welfare, fringe or other benefits, except for the payment of annual bonuses or other incentive awards for completed periods based on actual performance in the ordinary course of business consistent with past practice, (C) grant to any Person any change in control, retention, equity, incentive or severance or termination compensation (or any increase in the amount of the foregoing), other than grants of, or increases in, cash incentive compensation to Persons who are not Covered Employees in the ordinary course of business consistent with past practice, (D) hire any employee who would be a Covered Employee, except to replace a departed employee in the ordinary course of business, (E) enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization or (F) terminate the employment, other than for cause, of any Covered Employee;

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(v)          settle or compromise any litigation (other than with respect to Transaction Litigation, which shall be governed exclusively by Section 6.14, or in connection with disputes between the Company, any of its Subsidiaries or any of their respective Affiliates, on the one hand, and any of Parent, Merger Sub or their respective Subsidiaries or Affiliates, on the other hand) or other Proceedings other than settlements of, or compromises for, any such litigation or other Proceedings where the amounts paid or to be paid (A) are funded, subject to payment of a deductible, by insurance coverage maintained by the Company and its Subsidiaries without any actual or reasonably expected material increase in the premiums due under such policies and, in each case, such settlement or compromise does not include any material non-monetary remedies, (B) are not in excess of $25 million individually or (C) which would reasonably be expected to involve any criminal liability or result in any non-monetary obligation that is material to the Company and its Subsidiaries, taken as a whole;

(vi)         adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company; or

(vii)        enter into any written agreement to do any of the foregoing.

(b)            Conduct of Business by Parent and Merger Sub. Between the date of this Agreement and the earliest to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (1) as may be required by applicable Law, judgment or a Governmental Authority (including in response to COVID-19 or any applicable COVID-19 Measures), (2) as may be agreed in writing by the Special Committee, (3) required or expressly permitted by this Agreement or (4) as set forth in Section 6.1(b) of the Parent Disclosure Letter, Parent and Merger Sub shall (and Parent shall cause its Subsidiaries) not, and Parent shall not permit any of its other Subsidiaries to, do any of the following:

(i)            cause or permit SciPlay Parent Company to exercise the Redemption Right (as such term is defined in the SciPlay Parent Operating Agreement), or cause or permit the Company to elect to effect a Direct Exchange (as such term is defined in the SciPlay Parent Operating Agreement) in lieu of any such redemption, in each case, under the terms of the SciPlay Parent Operating Agreement or the Company’s Organizational Documents;

(ii)           seek or propose to change, control, remove or replace the Special Committee;

(iii)          enter into any agreement to acquire another business or effect any transaction that is reasonably likely to prevent, materially impair or materially delay the consummation of the Transactions; or

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(iv)         authorize any of, or commit or agree to take any of, the foregoing actions.

(c)            Other Actions. Each of the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that would reasonably be expected to, result in any condition set forth in Article VII not being satisfied (other than as expressly permitted by Section 6.6 or Section 8.1). Without limiting the foregoing, Parent shall not, and shall cause its Representatives not to, directly or indirectly, cause or take any actions that would cause the Company to take any action that would, or that would reasonably be expected to, result in (i) any condition set forth in Article VII not being satisfied (other than as expressly permitted by Section 6.6 or Section 8.1) or (ii) a breach of this Agreement.

SECTION 6.2.       Stockholder Written Consent. Immediately after the execution of this Agreement and in lieu of a meeting of the Company Stockholders to vote on the approval of this Agreement, the Merger and the other Transactions, Parent shall cause the Stockholder Written Consent to be duly executed and delivered to (i) the secretary of the Company and (ii) the Company in accordance with Section 9.2. If the Stockholder Written Consent is not validly executed, irrevocable, enforceable and delivered to the Company within two (2) Business Days of the date of this Agreement (the “Stockholder Written Consent Delivery Date”), the Company shall have the right to terminate this Agreement in accordance with Section 8.1(e).

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SECTION 6.3.       Information Statement and Schedule 13E-3.

(a)            As promptly as reasonably practicable following the execution of this Agreement and after the delivery of the Stockholder Written Consent (but in any event within forty-five (45) days after the date of of delivery of the Stockholder Written Consent), (i) the Company shall prepare and file or caused to be promptly filed with the SEC in preliminary form an information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C under the Exchange Act concerning the Stockholder Written Consent, the Merger and the other Transactions (together with any amendments or supplements thereto, the “Information Statement”) and (ii) Parent, Merger Sub and the Company shall cooperate to, concurrently with the preparation and filing of the Information Statement, jointly prepare and file with the SEC a transaction statement on Schedule 13E-3 (together with any amendments and supplements thereto, the “Schedule 13E-3”) with respect to the Stockholder Written Consent, the Merger and the other Transactions. Each of the Company, Parent and Merger Sub shall promptly notify the other Parties upon the receipt of any comments (whether written or oral) from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Information Statement or the Schedule 13E-3, and shall provide the other Parties with copies of all written correspondence between such Party and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. The Company and, in the case of the Schedule 13E-3, the Company, Parent and Merger Sub shall use their reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC (or the staff of the SEC) with respect to the Information Statement or the Schedule 13E-3 and to resolve such comments with the SEC. Each of the Company and Parent shall use their reasonable best efforts so that the Information Statement and the Schedule 13E-3 will comply as to form in all material respects with the provisions of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder. Prior to the filing of the Information Statement and the Schedule 13E-3 (or any draft thereof or amendment or supplement thereto), any dissemination of the Information Statement to the stockholders of the Company, submission of any other filing made with or written materials to the SEC with respect to the Information Statement or the Schedule 13E-3, or responding to any comments of the SEC (or the staff of the SEC) or requests for additional information from the SEC with respect to the Information Statement or the Schedule 13E-3, Parent, Merger Sub and the Company shall provide the other Parties and such Party’s counsel a reasonable opportunity to review and to propose comments on such document or response (including the proposed final version of such document or response), which comments shall be provided promptly and be reasonably considered by such Party in good faith. Each of the Company, Parent and Merger Sub shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other Parties as may be reasonably requested in connection with the preparation, filing and distribution of the Information Statement and the Schedule 13E-3, including such information that is required by the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement or the Schedule 13E-3, and shall otherwise assist and cooperate with the other Party in the preparation, filing and distribution of the Information Statement and the Schedule 13E-3 and the resolution of comments with respect thereto from the SEC (or the staff of the SEC). None of the Company, Parent, Merger Sub or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Information Statement or the Schedule 13E-3 unless, to the extent reasonably practicable and legally permissible, it consults with the other Parties in advance and, to the extent permitted by the SEC, allows the other Parties to participate; provided that each Party and its Representatives may take telephone calls initiated by the SEC, or any member of the staff thereof, without abiding by the obligations set forth in this sentence so long as neither such Party nor any of its Representatives agrees to take any action with respect to the Information Statement or the Schedule 13E-3 during such telephone calls.

(b)            The Company shall use its reasonable best efforts to cause (i) the Information Statement to be filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange Act and (ii) the Information Statement and the Schedule 13E-3 mailed to the Company Stockholders, in each case as promptly as practicable (and in any event within ten (10) Business Days) following the date on which the SEC (or the staff of the SEC) has, orally or in writing, confirmed that (a) it has no further comments on the Information Statement or does not intend to review the Information Statement and (b) it has no further comments on the Schedule 13E-3 or does not intend to review the Schedule 13E-3, which confirmations shall be deemed to occur if the SEC has not affirmatively notified the Company prior to the tenth (10th) calendar day after making the initial filing of the preliminary Information Statement and the preliminary Schedule 13E-3 that the SEC will or will not be reviewing the Information Statement and the Schedule 13E-3.

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(c)            None of the information supplied or to be supplied by or on behalf of the Company, Parent or Merger Sub expressly for inclusion or incorporation by reference into the Information Statement or the Schedule 13E-3 will, at the date such documents (or any amendment or supplement thereto) are first mailed to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, no representation, warranty, covenant or agreement is made (i) by the Company, Parent or Merger Sub, as applicable, with respect to the accuracy of any financial projections or forward-looking statements, (ii) by the Company, with respect to statements made or incorporated by reference in the Information Statement or Schedule 13E-3 based on information derived from Parent’s public SEC filings or supplied by Parent, Merger Sub or any of their respective Representatives expressly for inclusion or incorporation by reference into the Information Statement or Schedule 13E-3 or (iii) by Parent or Merger Sub, with respect to statements made or incorporated by reference in the Information Statement or Schedule 13E-3 based on information derived from the Company’s public SEC filings or supplied by the Company or any of its Representatives (unless such Representative is also a Representative of Parent) expressly for inclusion or incorporation by reference into the Information Statement or Schedule 13E-3.

(d)            If at any time prior to the Effective Time any event, circumstance or information relating to the Company, Parent or Merger Sub or their respective Affiliates, officers or directors, is discovered by the Company, Parent or Merger Sub, respectively, which, pursuant to the Exchange Act or the Securities Act, should be set forth in an amendment or a supplement to the Information Statement or Schedule 13E-3 so that such document would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party discovering such event, circumstance, or information shall promptly inform the other Parties and an appropriate amendment or supplement describing such event, circumstance or information shall be promptly filed with the SEC and disseminated to the Company Stockholders to the extent required by Law; provided that prior to such filing the Company, Parent or Merger Sub, as the case may be, shall consult with the other Parties with respect to such amendment or supplement and shall afford the other Parties and their respective Representatives a reasonable opportunity to comment thereon.

SECTION 6.4.       Appropriate Action; Consents; Filings.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall (and shall cause each of their applicable Affiliates and Subsidiaries to) use its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions, and use its reasonable best efforts to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other Transactions. Without limiting the foregoing, each of the Parties agrees to use its respective reasonable best efforts to (i) cause the conditions to Merger Closing set forth in Article VII to be satisfied as promptly as reasonably practicable, (ii) obtain all Consents from any Governmental Authority or any third party necessary, proper or advisable in connection with the consummation of the Transactions, and make all necessary registrations, declarations and filings with, and notices to, any Governmental Authorities and take all reasonable steps as may be necessary to obtain a Consent from, or to avoid a suit, action, proceeding or investigation by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other Transactions, and (iii) execute and deliver any additional instruments necessary to consummate the Merger and any other Transactions to be performed or consummated by such Party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement.

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(b)            Notwithstanding anything in this Agreement to the contrary, including this Section 6.4(b), Parent shall take or cause to be taken and do or cause to be done all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Merger and the other Transactions with respect to obtaining from any applicable Governmental Authority applicable clearances, consents, authorizations, approvals or waivers with respect to the Merger and the other Transactions in each case that are required solely as a result of the identity of Parent or its Subsidiaries or the businesses they are engaged in, and preventing the entry of any Restraints related thereto and to appeal any judgments entered in connection therewith that are caused solely by the identity of Parent or its Subsidiaries or the businesses they are engaged in, as promptly as practicable and in any event by the Termination Date.

(c)            Notwithstanding anything to the contrary set forth in this Agreement, in no event shall the Company have any liability for, or be deemed to breach, violate or fail to perform any of the provisions of this Agreement by reason of, any action taken or omitted to be taken by the Company, any of the Company Subsidiaries or any of its or their respective Representatives by or at the express direction of Parent or any of its Representatives.

SECTION 6.5.       Access to Information.

(a)            Subject to applicable Law and the other provisions of this Section 6.5, during the period from the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, (i) upon reasonable advance notice to the Company, the Company will, and will cause its Subsidiaries and their respective Representatives to, provide to Parent and its authorized Representatives (x) such access to their respective personnel, facilities, properties, books, contracts and records as Parent may reasonably request and (y) such financial and operating data of the Company and its Subsidiaries and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent may reasonably request and (ii) upon reasonable advanced notice to the relevant Party, the Company and Parent each shall (and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause its and their respective Representatives to), upon the reasonable request by the other, furnish to the other, as promptly as reasonably practicable all information concerning itself, its Subsidiaries, Representatives, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Information Statement and the Schedule 13E-3. All requests for information made pursuant to this Section 6.5 shall be directed to an executive officer of the Company or other Person designated by the Company. With respect to the information disclosed pursuant to this Section 6.5, Parent shall comply with, and shall instruct its Representatives to comply with, all of its confidentiality and non-use obligations under the Confidentiality Agreement. Notwithstanding the foregoing, the Company shall not be required to provide access to, or cause its Subsidiaries to provide access to, or disclose (A) any information or documents which would (in the reasonable judgment of the Company) be reasonably likely to (i) violate any applicable Law, (ii) unreasonably disrupt the businesses and operations of the Company or any of its Subsidiaries, or (iii) breach any agreement of the Company or any of its Subsidiaries with any Third Party; provided that each Party shall use its reasonable best efforts to obtain any required consents and take such other reasonable action (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney client privilege) to permit such access or disclosure; or (B) if the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto.

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(b)            To the extent that any of the information or material furnished pursuant to this Section 6.5 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(c)            No exchange of information or investigation by Parent or its Representatives pursuant to this Section 6.5 shall affect or be deemed to affect, modify or waive the representations and warranties of the Company set forth in this Agreement.

SECTION 6.6.       Acquisition Proposals.

(a)            From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company will not, nor shall it authorize or permit any of its Subsidiaries to, and will use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly (i) initiate, solicit or knowingly encourage or facilitate (including by way of providing non-public information) the making of any Acquisition Proposal or any inquiry, proposal or request for information that may reasonably be expected to lead to an Acquisition Proposal, or (ii) other than informing Third Parties of the existence of the provisions contained in this Section 6.6, engage in negotiations or substantive discussions with, or furnish any nonpublic information to, any Third Party relating to an Acquisition Proposal or any inquiry, proposal or request for information that may reasonably be expected to lead to an Acquisition Proposal. The Company shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing activities, discussions or negotiations with any Person (other than Parent and its Representatives) conducted prior to the date of this Agreement with respect to any Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to result in or lead to an Acquisition Proposal, immediately request the prompt return or destruction of all confidential information previously furnished to such Person or its Representatives by or on behalf of the Company or any Company Subsidiary and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

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(b)            The Company shall promptly (and in any event within forty-eight (48) hours) advise Parent orally or in writing in the event that the Company receives any Acquisition Proposal and, in connection with such notice, provide to Parent the material terms and conditions (including the identity of the Third Party making any such Acquisition Proposal) of any such Acquisition Proposal.

(c)            Nothing contained in this Section 6.6 or elsewhere in this Agreement shall prohibit the Company, the Company Board or the Special Committee, directly or indirectly through their respective Representatives, from (i) taking and disclosing any position or disclosing any information reasonably required under applicable Law or in compliance with or otherwise contemplated by Rule 14d-9, Rule 14e-2 or (to the extent referred to in the foregoing) Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to the Company Stockholders), (ii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Company Stockholders), or (iii) making any disclosure not of the type provided in clauses (i) or (ii) above to the Company Stockholders that is reasonably required by applicable Law.

(d)            For purposes of this Agreement, “Acquisition Proposal” shall mean, other than the Transactions, any bona fide proposal or offer (other than a proposal or offer by Parent or any of its Subsidiaries) from a Third Party relating to: (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving the Company or any of its Subsidiaries whose revenues, income, EBITDA or assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated revenues, income, EBITDA or assets of the Company and its Subsidiaries (in the case of assets, based on fair market value, as determined in good faith by the Special Committee); (ii) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any Person of twenty-five percent (25%) or more of the assets of the Company and its Subsidiaries, taken as a whole (based on fair market value, as determined in good faith by the Special Committee); (iii) the acquisition in any manner, directly or indirectly, by any Person of twenty-five percent (25%) or more of the issued and outstanding shares of Company Common Stock; (iv) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any Person beneficially owning twenty-five percent (25%) or more of the Company Common Stock or any class of equity or voting securities of the Company (or any of its Subsidiaries whose revenues, income, EBITDA or assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated revenues, income, EBITDA or assets of the Company and its Subsidiaries (in the case of assets, based on fair market value)); or (v) any combination of the foregoing.

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SECTION 6.7.       Directors’ and Officers’ Indemnification and Insurance.

(a)            Parent and Merger Sub agree that all rights to exculpation and indemnification (and all rights to advancement of expenses relating thereto) for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the Merger and the other Transactions), now existing in favor of the Indemnitees as provided in the Amended and Restated Articles of Incorporation of the Company, as amended to date, and as most recently publicly filed prior to the date of this Agreement (the “Charter”), or the Amended and Restated Bylaws of the Company, as amended to date, and as most recently publicly filed prior to the date of this Agreement (“Bylaws”) (or such equivalent organizational or governing documents of any of the Company’s Subsidiaries as in effect on the date of this Agreement) or in any Contract between such Indemnitee and the Company or any of its Subsidiaries (in each case as in effect on the date hereof) shall survive the Merger and shall continue in full force and effect. From and after the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to the Indemnitees, to the fullest extent the Company would have been permitted to do so under applicable Law, the Organizational Documents of the Company or its Subsidiaries as in effect on the date of this Agreement or any agreement in existence as of the date of this Agreement providing for indemnification or advancement of expenses between the Company or any of its Subsidiaries and any Indemnitee, with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including advancing fees and expenses of legal counsel) in connection with any Proceedings whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a member, director, manager, officer, employee or agent of the Company or any of its Subsidiaries or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a member, director, manager, officer, employee or agent of the Company or any of its Subsidiaries or taken at the request of the Company or any of its Subsidiaries (including in connection with serving at the request of the Company or any of its Subsidiaries as a representative of another Person (including any employee benefit plan)), in each case under clause (A) or (B), whether prior to, at or after the Effective Time (including any Proceeding relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or expense advancement right of any Indemnitee). Without limiting the foregoing, Parent, from and after the Effective Time, shall cause the articles of incorporation, bylaws or other Organizational Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable to the Indemnitees than those set forth in the Charter and the Bylaws and the Company’s Subsidiaries’ Organizational Documents as of the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnitee. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.7.

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(b)            Without limiting the provisions of Section 6.7(a), to the fullest extent the Company would have been permitted to do so under applicable Law, Parent shall, and shall cause the Surviving Corporation to, without requiring any preliminary determination of entitlement to indemnification, pay in advance of the final disposition of any claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount even if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 6.7(b) or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 6.7 unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation, and does not include an admission of fault or wrongdoing by any Indemnitee.

(c)            Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for a six (6)-year prepaid non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time (the “Tail Policies”) from the Company’s current insurance carrier or an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as in effect as of the most recent renewal date as maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering, without limitation, the Transactions. The Surviving Corporation shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation. If the Company or the Surviving Corporation for any reason fails to obtain such Tail Policies as of the Effective Time, (i) the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the most recent renewal date, or (ii) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the Indemnitees who are insured under the Company’s D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from the Company’s current insurance carrier or an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, that is no less favorable than the existing policy of the Company as of the most recent renewal date or, if substantially equivalent insurance coverage is unavailable, the best available coverage.

(d)            The Indemnitees to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7. The provisions of this Section 6.7 are intended to be for the benefit of each Indemnitee and his or her successors, heirs or representatives. To the fullest extent the Company would have been permitted to do so under applicable Law, Parent shall, and shall cause the Surviving Corporation to, pay any expenses, including advancing fees and attorneys’ fees, that may be incurred by any Indemnitee in enforcing the indemnity and other obligations provided in this Section 6.7.

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(e)            The rights of each Indemnitee under this Section 6.7 shall be in addition to any rights such Person may have under the Charter or the Bylaws (or equivalent organizational or governing documents of any of the Company’s Subsidiaries), articles of incorporation, bylaws or other Organizational Documents of the Surviving Corporation, under any applicable Law or under any agreement of any Indemnitee with the Company or any of its Subsidiaries.

(f)            Notwithstanding any other provision of this Agreement, this Section 6.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and its Subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that Parent or the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person or Parent or any of its respective successors or assigns dissolves the Surviving Corporation, then, and in each such case, Parent shall ensure that proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall succeed to the obligations set forth in this Section 6.7 and use its reasonable best efforts to ensure that a Person no less financially viable than the Surviving Corporation (in the event the Effective Time occurs) remains responsible for the obligations of such Party under this Section 6.7.

(g)            Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to or in substitution for any such claims under such policies.

(h)            Parent’s and the Surviving Corporation’s obligations under this Section 6.7 shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that if any Proceeding relating to any acts or omissions covered under this Section 6.7 (whether arising before, at or after the Effective Time) is brought against an Indemnitee on or prior to the sixth (6th) anniversary of the Effective Time subject to applicable statutes of limitations, the provisions of this Section 6.7 (other than Section 6.7(c)) shall continue in effect until the full and final resolution of such Proceedings.

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SECTION 6.8.       Notification of Certain Matters. Unless prohibited by applicable Law, the Company shall give prompt notice to Parent, and Parent and Merger Sub shall give prompt notice to the Company, upon receiving Knowledge of (a) any notice, complaint, investigation, hearing (or communications indicating that the same may be contemplated) or other communication received by such Party or its Subsidiaries from any Governmental Authority in connection with this Agreement, the Merger or the Transactions, (b) any written notice of or communication from any Person (other than a Governmental Authority) alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, (c) any Proceedings commenced or, to such Party’s Knowledge, threatened against, relating to or involving or otherwise affecting any members of such Party’s board of directors which relates to this Agreement or the Transactions (such Proceedings, “Transaction Litigation”), or (d) any material change, effect, development or circumstance that would reasonably be expected to give rise to a failure of a condition precedent in Section 7.3 (in the case of the Company) and Section 7.2 (in the case of Parent or Merger Sub); provided, however, that no notification pursuant to this Section 6.8 shall affect the representations, warranties, covenants or agreements of the Parties herein (or remedies with respect thereto) or the conditions to the obligations of the Parties hereunder. Notwithstanding anything to the contrary in this Section 6.8, in the event of any conflict with any covenant or agreement contained in Section 6.3 that expressly addresses the subject matter of this Section 6.8, Section 6.3 shall govern and control.

SECTION 6.9.       Employee Matters.

(a)            For a period of one (1) year following the Merger Closing Date, Parent shall provide or cause to be provided to each employee of the Company and any of its Subsidiaries who continues to be employed after the Effective Time with Parent or any of its Subsidiaries (collectively, the “Continuing Employees”) (i) the same base salary or hourly wage rate, as applicable, as provided to each such Continuing Employee immediately prior to the Merger Closing Date, (ii) a target annual cash bonus opportunity that is no less favorable than the target annual cash bonus opportunity provided to such Continuing Employee immediately prior to the Merger Closing Date, (iii) an equity and long-term incentive opportunity no less favorable than the equity and long-term incentive opportunity provided to such Continuing Employee immediately prior to the Merger Closing Date (excluding any one-off or non-recurring equity or long-term incentive program or award), (iv) severance benefits no less favorable than the greater of (A) the severance benefits that would have been provided to such Continuing Employee prior to the Merger Closing Date and (B) the severance benefits maintained for similarly situated employees of Parent at the time of such Continuing Employee’s termination of employment, and (v) employee benefits that are substantially comparable in the aggregate to employee benefits (excluding base salary or wage rates, annual cash bonus opportunities, equity and any one-time or non-recurring payments or benefits, defined benefit plans and retiree medical benefits) provided to such Continuing Employee as of immediately prior to the Merger Closing Date or to a similarly-situated employee of Parent, as determined in Parent’s discretion.

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(b)            From and after the Merger Closing Date, Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to cause the Continuing Employees to be granted credit for any service with the Company or any of its Subsidiaries earned prior to the Merger Closing Date for eligibility and vesting purposes and for purposes of vacation accrual and severance benefits under the benefit and compensation plans or arrangements of Parent and its Affiliates, as applicable, in which Continuing Employees are eligible to participate pursuant to the terms of such plans or arrangements, except as would result in a duplication of benefits or for purposes of any frozen or discontinued plans (or frozen or discontinued portions of plans) or to the extent that such service credit was not recognized under a similar Company Benefit Plan. In addition, under any group health plan maintained by Parent or its affiliates in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Merger Closing Date, Parent shall use commercially reasonable efforts to (i) cause to be waived all preexisting condition exclusions and actively at work requirements, eligibility waiting periods and evidence of insurability requirements to the extent waived or satisfied by any Continuing Employee (or dependent) as of the Merger Closing Date and (ii) cause any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Merger Closing Date by any Continuing Employee (or covered dependent thereof) in respect of the calendar year in which the Effective Time occurs to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Merger Closing Date under any such welfare plan.

(c)            With respect to each Company Performance Award that is outstanding immediately prior to the Effective Time, Parent shall be permitted, following the Merger Closing, to convert such award into an award on the same terms and conditions as were applicable to such Company Performance Award immediately prior to the Effective Time (including with respect to vesting, timing and form of payment) and adjust the performance-based vesting conditions to the extent necessary to reflect the transactions contemplated by this Agreement, as determined by Parent in its reasonable discretion, and with the same target value, except such award shall, to the extent it would have been payable in the form of Company Restricted Stock Units, be payable in the form of cash or restricted stock units with respect to Parent Common Stock.

(d)            Parent agrees to take such actions as provided for under Section 6.9(d) of the Company Disclosure Letter.

(e)            Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Company Benefit Plan or Parent Benefit Plan, (ii) prevent Parent, Merger Sub or any of their respective Affiliates from amending or terminating any of their benefit plans or, after the Merger Closing, any Company Benefit Plan in accordance with their terms, (iii) prevent Parent or any of its Subsidiaries or Affiliates, after the Merger Closing, from terminating the employment of any Continuing Employee or (iv) create any third-party beneficiary rights in any Continuing Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent or any of its Subsidiaries or Affiliates or under any benefit plan which Parent or any of its Subsidiaries or Affiliates may maintain.

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SECTION 6.10.     Public Announcements. The provisions of the initial press release(s) announcing the execution of this Agreement that relate to the Transactions or the Company shall be a joint press release in a form mutually agreed upon by Parent and the Company (and, in the case of the Company, including the Special Committee). Parent and the Company (and in the case of the Company, including the Special Committee) shall consult with each other before issuing, and, to the extent practicable, give each other a reasonable opportunity to review and comment on any other press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system. Notwithstanding the foregoing, this Section 6.10 shall not apply to any press release or other public statement made by Parent or the Company (a) which is consistent with the initial press release referenced above and the terms of this Agreement and does not contain any information relating to the Company that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate specifically to the signing of this Agreement or the Transactions. For purposes of this Section 6.10, “public statements” shall include any communications by any Party’s (and in the case of the Company, including the Special Committee) investor or public relations team to current or prospective investors of the Company or Parent, as the case may be, or any Representatives of such investors. Notwithstanding any other provision of this Agreement, the requirements of this Section 6.10 shall not apply to any disclosure by the Company or Parent of any information concerning this Agreement or the Transactions in connection with any dispute between the Parties regarding this Agreement, the Merger or the other Transactions.

SECTION 6.11.     Stock Exchange Delisting and Deregistration. The Company shall not take any action to cause, or which would reasonably be expected to result in, the delisting of the Company Class A Common Stock from the NASDAQ prior to the Effective Time, other than with respect to customary trading halts in connection with the anticipated Merger Closing. The Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable on its part under applicable Law and the rules and policies of the NASDAQ and the SEC to enable the de-listing by the Surviving Corporation of the Company Class A Common Stock from the NASDAQ and the deregistration of the Company Class A Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

SECTION 6.12.     Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub and the Surviving Corporation to comply with this Agreement, perform its obligations under this Agreement and to consummate the Merger, in each case, on the terms and conditions set forth in this Agreement, and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness or liabilities. Immediately following the execution of this Agreement, Parent shall cause the sole stockholder of Merger Sub to execute and deliver a written consent (i) approving the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the Merger and the other Transactions and (ii) adopting this Agreement in accordance with applicable Law and the Organizational Documents of Merger Sub, as applicable.

SECTION 6.13.     Rule 16b-3 Matters. Prior to the Effective Time, the Company and Parent shall take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent’s capital stock (including derivative securities with respect to Parent’s capital stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, will be exempt under Rule 16b-3 promulgated under the Exchange Act.

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SECTION 6.14.     Transaction Litigation. Subject to applicable Law, the Company shall give Parent reasonable opportunity to participate, at the cost and expense of Parent and subject to a customary joint defense agreement, in the defense or settlement of any Transaction Litigation; provided, that no settlement of any Transaction Litigation shall be agreed to without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

SECTION 6.15.     Common Units. The Company and Parent hereby waive, and Parent shall cause the Principal Company Stockholders to waive, at or prior to the Effective Time, any entitlement that the Company, Parent and the Principal Company Stockholders, respectively, have to receive the Merger Consideration that is payable pursuant to Section 3.3 with respect to each Common Unit that the Company, Parent or the Principal Company Stockholders, respectively, holds immediately prior to the Effective Time.

SECTION 6.16.     Parent Support Obligation.

(a)            During the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 8.1), at any meeting of the stockholders of the Company, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent, or other approval of the stockholders of the Company is sought, Parent shall cause the Principal Company Stockholders to (i) appear at each such meeting or otherwise cause all of their shares of Company Class B Common Stock to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), in person or by proxy, or execute and deliver, as promptly as reasonably practicable, or cause such a written consent to be executed and delivered, covering all of its shares of Company Class B Common Stock, (A) against any proposal, action or agreement that would (1) materially impede, frustrate, prevent, delay or nullify the consummation of the Transactions or (2) result in a breach in any material respect of any covenant, representation, warranty or other obligation or agreement of the Company under this Agreement, (B) in favor of any “say on pay” vote regarding executive compensation, (C) in favor of each director nominated and recommended by the Company Board for election and (D) against any stockholder nominations for directors which are not approved and recommended by the Company Board for election.

(b)           During the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 8.1), unless the Special Committee otherwise consents in writing, Parent shall not permit, directly or indirectly, the Principal Company Stockholders to do any of the following:

(i)            exercise their rights under the Company’s Organizational Documents to exchange or convert their respective equity interests in SciPlay Parent Company into the Merger Consideration;

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(ii)            (A) sell, distribute, assign, convey, transfer, grant, pledge, hypothecate or otherwise encumber or dispose of any shares of Company Class B Common Stock, (B) deposit any shares of Company Class B Common Stock into a voting trust or enter into a voting or support agreement or any other arrangement with respect to any such shares of Company Class B Common Stock or purport to grant any proxy with respect thereto, (C) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any shares of Company Class B Common Stock, or (D) otherwise permit any Liens to be created on any shares of Company Class B Common Stock (other than Liens under securities Laws and expressly contemplated by this Agreement, and the terms of the Organizational Documents of the Company), in each case, other than transfers of such shares of Company Class B Common Stock to an Affiliate of such Parent Company Stockholder;

(iii)          take any action that would, or that would reasonably be expected to, result in a change in the total number of directors serving on the Company Board or the number of directors serving on the Company Board who qualify as independent under the standards of the NASDAQ rules; or

(iv)          (A) seek or propose to change, control, remove or replace the Special Committee; (B) seek or propose to terminate or reduce the fees payable to the Special Committee or its advisors; or (C) cause not to be paid the fees payable to the Special Committee or its advisors.

(c)            Parent shall cause the Principal Company Stockholders to waive, to the fullest extent permitted by Law, and shall not permit, directly or indirectly, the Principal Company Stockholders to assert, dissenters’ rights or rights of appraisal with respect to its shares of Company Class B Common Stock pursuant to applicable Law (if any), including pursuant to the NRS, at any time in connection with this Agreement and any of the Transactions.

Article VII

CONDITIONS TO THE MERGER

SECTION 7.1.       Conditions to the Obligations of Each Party. The respective obligations of each Party to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent on or prior to the Merger Closing Date of the following conditions:

(a)           the Requisite Company Stockholder Approval shall have been obtained;

(b)           no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (collectively, “Restraints”) which is then in effect and has the effect of enjoining or otherwise prohibiting the consummation of the Merger, unless such Restraint is vacated, terminated or withdrawn; and

(c)           the Information Statement shall have been mailed to the Company Stockholders in accordance with Section 6.3(b) at least twenty (20) calendar days prior to the Merger Closing Date.

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SECTION 7.2.       Conditions to the Obligations of Parent and Merger Sub. In addition to the conditions set forth in Section 7.1, the respective obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent on or prior to the Merger Closing Date of the following further conditions:

(a)            each of the representations and warranties of the Company (i) set forth in Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.2 (Capitalization; Subsidiaries), Section 4.3 (Authority Relative to Agreement), Section 4.7 (Opinion of Financial Advisor), Section 4.8 (Brokers) and Section 4.9 (No Dissenter’s Rights) shall be true and correct in all respects as of the Merger Closing Date as though made as of such time (except to the extent that any such representation and warranty expressly, including by virtue of the lead in to Article IV, speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time) (except, with respect to Section 4.2, to the extent that any inaccuracies would be immaterial in the aggregate), (ii) set forth in Section 4.5(a) (Absence of Certain Changes or Events) shall be true and correct in all respects at and as of the date of this Agreement and the Merger Closing Date, and (iii) set forth in Article IV hereof (other than Sections 4.1, 4.2, 4.3, 4.5(a), 4.7, 4.8, and 4.9, without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein), shall be true and correct at and as of the date of this Agreement and the Merger Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of clause (iii) for such failures to be true and correct as would not constitute a Company Material Adverse Effect;

(b)            the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Merger Closing Date; and

(c)            the Company shall have delivered to Parent a certificate, dated as of the Merger Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

SECTION 7.3.       Conditions to the Obligations of the Company. In addition to the conditions set forth in Section 7.1, the obligations of the Company to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Merger Closing Date of the following further conditions:

(a)            each of the representations and warranties of Parent and Merger Sub (i) set forth in Article V hereof, without giving effect to any qualifications as to materiality or Parent Material Adverse Effect or other similar qualifications contained therein, shall be true and correct at and as of the date of this Agreement and the Merger Closing Date as though made as of such time (except to the extent that any such representation and warranty expressly, including by virtue of the lead in to Article V, speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except for such failures to be true and correct as would not constitute a Parent Material Adverse Effect;

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(b)            Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Merger Closing Date; and

(c)            Parent shall have delivered to the Company a certificate, dated as of the Merger Closing Date and signed by an executive officer of Parent, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

SECTION 7.4.       Frustration of Closing Conditions. Neither Parent nor Merger Sub may rely on the failure of any conditions set forth in Section 7.1 or Section 7.2 to be satisfied if such failure was caused by the failure of Parent or Merger Sub to perform any of its respective obligations under this Agreement. Subject to Section 6.1(c), the Company may not rely on the failure of any conditions set forth in Section 7.1 or Section 7.3 to be satisfied if such failure was caused by the failure of the Company to perform any of its obligations under this Agreement.

Article VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1.       Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Company Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a)            by mutual written consent of each of Parent and the Company (in the case of the Company, acting on the recommendation of the Special Committee); or

(b)            by either Parent or the Company, if:

(i)            the Effective Time shall not have occurred on or before 5:00 p.m. (Las Vegas time) on February 8, 2024 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to either Party if it has materially breached or violated any of its covenants, agreements or other obligations hereunder and such material breach or violation has been the principal cause of or directly resulted in (1) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date or (2) the failure of the Merger Closing to occur by the Termination Date; or

(ii)            any Restraint shall be in effect enjoining or otherwise prohibiting the consummation of the Merger, and such Restraint shall have become final and non-appealable; provided, however, that the Party seeking the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have complied with its obligations under Section 6.4 with respect to such Restraint; and provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such Party, and in the case of Parent, including the failure of Merger Sub, to perform any of its obligations under this Agreement;

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(c)            by the Company, if Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (y) (A) is not capable of being cured prior to the Termination Date or (B) is not cured by Parent or Merger Sub on or before the earlier of (i) the Termination Date and (ii) the date that is thirty (30) days following the receipt by Parent of written notice from the Company of such breach or failure; provided, however, that the Company shall not have a right to terminate this Agreement pursuant to this Section 8.1(c) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder such that the conditions set forth in Section 7.2(a) or Section 7.2(b) could not then be satisfied;

(d)            by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to the failure of any condition set forth in Section 7.2(a) or Section 7.2(b) and (y) (A) is not capable of being cured prior to the Termination Date or (B) is not cured by the Company on or before the earlier of (i) the Termination Date and (ii) the date that is sixty (60) days following the receipt by the Company of written notice from Parent of such breach or failure; provided, however, that Parent shall not have a right to terminate this Agreement pursuant to this Section 8.1(d) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder such that the conditions set forth in Section 7.3(a) or Section 7.3(b) could not then be satisfied; or

(e)            by the Company, if the Requisite Company Stockholder Approval shall not have been obtained, including, for the avoidance of doubt, if the Principal Company Stockholders do not deliver the Stockholder Written Consent on or prior to the Stockholder Written Consent Delivery Date.

SECTION 8.2.       Effect of Termination. In the event that this Agreement is terminated in accordance with Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and, except as set forth in this Section 8.2 and Section 8.5, this Agreement shall forthwith become null and void and of no effect without liability on the part of any Party (or any of its Representatives), and all rights and obligations of any Party shall cease; provided that if (x) such termination resulted, directly or indirectly, from the Intentional Breach of any representation, warranty, covenant or agreement contained herein or (y) the Intentional Breach of any representation, warranty, covenant or other agreement contained herein shall cause the Merger Closing not to occur, then, notwithstanding such termination, such breaching Party shall be fully liable for any and all direct damages, costs, expenses (including pursuant to Section 9.13), liabilities or other losses of any kind, in each case, incurred or suffered by the other Party as a result of such failure or breach; provided, further that the provisions of Section 4.8 (Brokers), Article I (Definitions), Article VIII (Termination, Amendment and Waiver) and Article IX (General Provisions) shall survive any termination of this Agreement pursuant to Section 8.1.

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SECTION 8.3.       Amendment. At any time prior to the Effective Time, this Agreement may be amended by mutual agreement of the Parties by action taken by or on behalf of their respective boards of directors (or in the case of the Company, only if such action by the Company Board has been recommended by the Special Committee) at any time before or after receipt of the Requisite Company Stockholder Approval; provided, however, that after the Requisite Company Stockholder Approval has been obtained, there shall not be any amendment that by Law requires further approval by the Company Stockholders without such further approval of the Company Stockholders. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

SECTION 8.4.       Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, Parent and the Company may (a) extend the time for the performance of any obligation or other act of the other Party, (b) waive any inaccuracy in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) except as otherwise provided in this Agreement, waive compliance with any agreement or condition contained herein (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso); provided, however, that the Company Board shall not take or authorize any such extension or waiver unless it has been recommended by the Special Committee; provided, further, that after the Requisite Company Stockholder Approval has been obtained, there shall not be any waiver or extension that by Law requires further approval by the Company Stockholders without such further approval of the Company Stockholders. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a Party to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

SECTION 8.5.       Expenses. Except as expressly set forth herein (including Section 8.2 and Section 9.13), all fees and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the Party incurring such fees or expenses; provided, that if this Agreement is terminated pursuant to Section 8.1(b) (to the extent such termination pursuant to Section 8.1(b) results from a breach of this Agreement by Parent or its Subsidiaries), Section 8.1(c) or Section 8.1(e), all fees and expenses incurred by the Company (including for the avoidance of doubt, fees and expenses incurred by or on behalf of the Special Committee) in connection with this Agreement, the Merger and the other Transactions shall be borne by Parent.

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Article IX

GENERAL PROVISIONS

SECTION 9.1.       Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time, except that this Section 9.1 shall not limit Section 8.2 or any covenant or agreement of the Parties which by its terms contemplates performance in whole or in part after the Effective Time, including those contained in Article III, Section 6.7 or Section 6.11.

SECTION 9.2.       Notices. Any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission (providing confirmation of transmission by the transmitting equipment) or e-mail of a .pdf attachment (with confirmation of receipt by non-automated reply e-mail from the recipient) (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (Las Vegas time) shall be deemed to have been received at 9:00 a.m. (Las Vegas time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.2):

if to Parent or Merger Sub:

Light & Wonder, Inc.

6601 Bermuda Rd.

Las Vegas, NV 89119

E-mail:	[***]
Attention:	James Sottile, Chief Legal Officer

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza

New York, New York 10019

Phone:	(212) 474-1000
E-mail:	[***]
[***]

Attention:	Robert I. Townsend, III
Andrew C. Elken

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if to the Company:

SciPlay Corporation

6601 South Bermuda Road

Las Vegas, Nevada 89119

E-mail:	[***]
Attention:	Gerald D. Cohen
April Henry
Robert W. Gustafson

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street

New York, NY 10004

Phone:	(212) 558-4000
E-mail:	[***]
[***]
Attention:	Audra Cohen
Melissa Sawyer

and, except as set forth above, such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any Party may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

SECTION 9.3.       Interpretation; Certain Definitions.

(a)            The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(b)            The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever. No disclosure in the Company Disclosure Letter or Parent Disclosure Letter relating to any possible breach or violation of any contract or Law shall be construed as an admission or indication with respect to any third party that any such breach or violation exists or has actually occurred.

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(c)            When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article or Section of, or an Schedule or Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, “hereby”, “hereto”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole, including all Exhibits and Schedules, and not to any particular provision of this Agreement.

(d)            All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(e)            Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, re-enacted, consolidated, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related rules and regulations promulgated thereunder and published interpretations thereof; provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date. References to a Person are also to its successors and permitted assigns.

(f)            The words “made available” or words of similar import refer to documents (x) with respect to documents “made available” by the Company or Parent, posted prior to the date of this Agreement to an electronic data room established for purposes of the Transactions and maintained by the Company or Parent, as applicable, or (y) delivered in Person or electronically to the Company or Parent and Merger Sub, as applicable, or any of their respective Representatives. The specification of any dollar amount in any representation or warranty contained in Article IV or Article V is not intended to imply that such amount, or higher or lower amounts, are or are not material for purposes of this Agreement, and no Party shall use the fact of the setting forth of any such amount in any dispute or controversy between or among the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to August 8, 2023, unless the context requires otherwise. When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. References to “$” or “dollars” in this Agreement shall mean United States dollars. Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural Persons shall be deemed to include business entities and vice versa. The term “beneficial ownership” has the meaning ascribed to such term in Rule 13d-3 of the Exchange Act, and the terms “beneficially own”, “beneficially owned” and “beneficial owner” each have a correlative meaning. The words “ordinary course of business” or “consistent with past practice”, when used in this Agreement, shall be deemed to include actions taken in good faith by the Company or a Subsidiary of the Company in response to COVID-19 or COVID-19 Measures, taking into account actions taken by other similarly situated companies in response thereto.

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(g)            Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

SECTION 9.4.       Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner in order that the Transactions are fulfilled as originally contemplated to the fullest extent possible.

SECTION 9.5.       Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the proceeding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and permitted assigns.

SECTION 9.6.       Entire Agreement. This Agreement (including the Exhibits and Schedules hereto and other documents delivered pursuant hereto) constitutes, together with the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the Parties and their Affiliates, or any of them, with respect to the subject matter hereof.

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SECTION 9.7.       No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except for from and after the Effective Time (a) the rights of holders of Company Class A Common Stock to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 3.1(c)(i), (b) the rights of holders of Company Performance Restricted Stock Units or Company Restricted Stock Units to receive the payment that such holder is entitled to receive pursuant to Section 3.4 and (c) the provisions of Section 6.7 (which shall be enforceable by the Indemnitees). The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.4 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 9.8.       Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or the actions of any Party in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York (except that the provisions of the Laws of the State of Nevada shall govern (i) the fiduciary duties of the Company Board, the Special Committee, the Parent Board, and the officers, employees and agents of the Parties and (ii) to the extent such Laws are otherwise mandatorily applicable to the Agreement, the Merger (including the consummation and other effects thereof) and the other Transactions).

SECTION 9.9.       Specific Performance.

(a)            The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Transactions) in accordance with its specified terms or otherwise breach such provisions. Accordingly, except as otherwise set forth in this Section 9.9, the Parties acknowledge and agree that the Parties shall be entitled, without posting a bond or other indemnity, to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

(b)            Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by such Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.9. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 9.9. The Parties further agree that (i) by seeking the remedies provided for in this Section 9.9, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.9 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.9 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 9.9 prior or as a condition to exercising any termination right under Article VIII, nor shall the commencement of any legal proceeding pursuant to this Section 9.9 or anything set forth in this Section 9.9 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

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(c)            If, prior to the Termination Date, any Party brings any Proceeding, in each case, in accordance with this Section 9.9, to enforce specifically the performance of the terms and provisions hereof by any other Party, the Termination Date shall automatically be extended (x) for the period during which such action is pending, plus twenty (20) Business Days or (y) by such other time period established by the court presiding over such Proceeding, as the case may be.

SECTION 9.10.     Consent to Jurisdiction.

(a)            Each Party hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts located in the Borough of Manhattan, City of New York, for the purpose of any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or the actions of any Party in the negotiation, administration, performance and enforcement thereof, and each of the Parties hereby irrevocably agrees that all claims in respect to such Proceeding may be heard and determined exclusively in the federal and state courts located in the Borough of Manhattan, City of New York.

(b)            Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the Transactions, on behalf of itself or its property, by personal delivery of copies of such process to such Party, and nothing in this Section 9.10 shall affect the right of any Party to serve legal process in any other manner permitted by Law, (b) consents to submit itself to the personal jurisdiction of the federal and state courts located in the Borough of Manhattan, City of New York in the event any dispute arises out of this Agreement or the Transactions, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than the federal court located in the Borough of Manhattan, City of New York (or if (but only if) the federal court located in the Borough of Manhattan, City of New York, shall be unavailable, the state courts located in the Borough of Manhattan, City of New York). Each Party agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment. The consents to jurisdiction and venue set forth in this Section 9.10 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties.

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SECTION 9.11.     Counterparts. This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.12.     WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

SECTION 9.13.     Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing party in such action or suit shall be entitled to receive reimbursement for all reasonable costs and expenses (including reasonable attorneys’ fees) incurred in such action or suit.

SECTION 9.14.     Confidentiality Agreement. Notwithstanding anything to the contrary set forth in the Confidentiality Agreement, the Company and Parent agree that the Confidentiality Agreement shall remain in full force and effect until the later of (a) the Termination Date and (b) the Effective Time.

[Remainder of page intentionally left blank; signature page follows.]

56

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, all as of the date first written above.

LIGHT & WONDER, INC.

By:	/s/ Matthew Wilson
	Name:	Matthew Wilson
	Title:	President and Chief Executive Officer

BERN MERGER SUB, INC.

By:	/s/ James Sottile
	Name:	James Sottile
	Title:	Secretary

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, all as of the date first written above.

SCIPLAY CORPORATION

By:	/s/ Josh Wilson
	Name:	Josh Wilson
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF

ARTICLES OF INCORPORATION

OF

SURVIVING CORPORATION

[Attached.]

A-1

EXHIBIT B

FORM OF STOCKHOLDER WRITTEN CONSENT

[Attached.]

B-1